Filed Pursuant to Rule 424(b)(5)
Registration No. 333-223194

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND ARE NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED MAY 15, 2019

Prospectus Supplement

(To prospectus dated February 23, 2018)

$

®

MARKEL CORPORATION

    % Senior Notes due

We are offering $         aggregate principal amount of    % senior notes due    . We will pay interest on the notes on                and                of each year, beginning                , 2019. The notes will mature on                .

We may redeem all or a portion of the notes at our option, at any time or from time to time, at the applicable redemption price described in this prospectus supplement. See “Description of Notes—Optional Redemption.” The notes will not have the benefit of any sinking fund.

The notes will be our direct, unsecured and unsubordinated obligations and will rank equally in right of payment with our existing and future unsecured and unsubordinated indebtedness. The notes will be issued in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system.

Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-9 of this prospectus supplement.

	Price Per Note		Total Notes
Public Offering Price		%		$(1)
Underwriting Discount		%	$
Proceeds, before expenses, to Markel		%		$(1)

(1)	Plus accrued interest from , 2019, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Citigroup	Wells Fargo Securities

The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about                 , 2019.

The date of this prospectus supplement is                     , 2019.

Prospectus Supplement

Prospectus

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent the description of the notes in this prospectus supplement differs from the description of debt securities in the accompanying prospectus, you should rely on the information in this prospectus supplement.

We have not authorized anyone, and the underwriters and their affiliates have not authorized anyone, to provide you with any information or to make any representations not included or incorporated by reference in this prospectus supplement or the accompanying prospectus. We and the underwriters and their affiliates do not take any responsibility for, and can provide no assurances as to, the reliability of any information that others may provide to you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference statements concerning or incorporating our expectations, assumptions, plans, objectives, future financial or operating performance and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management.

There are risks and uncertainties that may cause actual results to differ materially from predicted results in forward-looking statements. Factors that may cause actual results to differ are often presented with the forward-looking statements themselves. Additional factors that could cause actual results to differ from those predicted are set forth under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business Overview” in our Annual Report on Form 10-K for the year ended December 31, 2018, under “Safe Harbor and Cautionary Statement” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 (2019 First Quarter Quarterly Report on Form 10-Q), and in the “Risk Factors” section of this prospectus supplement, the accompanying prospectus or in the documents incorporated herein and therein by reference, or are included in the items listed below:

•

our expectations about future results of our underwriting, investing, Markel Ventures, Inc. (Markel Ventures) and other operations are based on current knowledge and assume no significant man-made or natural catastrophes, no significant changes in products or personnel and no adverse changes in market conditions;

•	the effect of cyclical trends on our underwriting, investing, Markel Ventures and other operations, including demand and pricing in the insurance, reinsurance and other markets in which we operate;

•	actions by competitors, including the application of new or “disruptive” technologies or business models and consolidation, and the effect of competition on market trends and pricing;

•

the frequency and severity of man-made and natural catastrophes (including earthquakes, fires and weather-related catastrophes) may exceed expectations, are unpredictable and, in the case of fires and weather-related catastrophes, may be exacerbated if, as many forecast, conditions in the oceans and atmosphere result in increased hurricane, flood, drought or other adverse weather-related activity;

•

we offer insurance and reinsurance coverage against terrorist acts in connection with some of our programs, and in other instances we are legally required to offer terrorism insurance; in both circumstances, we actively manage our exposure, but if there is a covered terrorist attack, we could sustain material losses;

•

emerging claim and coverage issues, changing legal and social trends, and inherent uncertainties in the loss estimation process can adversely impact the adequacy of our loss reserves and our allowance for reinsurance recoverables;

•

reinsurance reserves are subject to greater uncertainty than insurance reserves, primarily because of reliance upon the original underwriting decisions made by ceding companies and the longer lapse of time from the occurrence of loss events to their reporting to the reinsurer for ultimate resolution;

•

changes in the assumptions and estimates used in establishing reserves for our life and annuity reinsurance book (which is in runoff), for example, changes in assumptions and estimates of mortality, longevity, morbidity and interest rates, could result in material increases in our estimated loss reserves for such business;

•	adverse developments in insurance coverage litigation or other legal or administrative proceedings could result in material increases in our estimates of loss reserves;

•	changes in the availability, costs and quality of reinsurance coverage, which may impact our ability to write or continue to write certain lines of business;

•

the ability or willingness of reinsurers to pay balances due may be adversely affected by industry and economic conditions, deterioration in reinsurer credit quality and coverage disputes, and collateral we hold may not be sufficient to cover a reinsurer’s obligation to us;

•	after the commutation of ceded reinsurance contracts, any subsequent adverse development in the re-assumed loss reserves will result in a charge to earnings;

•	regulatory actions can impede our ability to charge adequate rates and efficiently allocate capital;

•

general economic and market conditions and industry specific conditions, including extended economic recessions or expansions; prolonged periods of slow economic growth; inflation or deflation; fluctuations in foreign currency exchange rates, commodity and energy prices and interest rates; volatility in the credit and capital markets; and other factors;

•

economic conditions, actual or potential defaults in municipal bonds or sovereign debt obligations, volatility in interest and foreign currency exchange rates and changes in market value of concentrated investments can have a significant impact on the fair value of our fixed maturity and equity securities, as well as the carrying value of our other assets and liabilities, and this impact may be heightened by market volatility;

•	economic conditions may adversely affect our access to capital and credit markets;

•	the effects of government intervention, including material changes in the monetary policies of central banks, to address financial downturns and economic and currency concerns;

•

the impacts that political and civil unrest and regional conflicts may have on our businesses and the markets they serve or that any disruptions in regional or worldwide economic conditions generally arising from these situations may have on our businesses, industries or investments;

•	the impacts that health epidemics and pandemics may have on our business operations and claims activity;

•	the impact on our businesses in the event of a repeal, in part or in whole, or modification of U.S. health care reform legislation and regulations;

•

changes in U.S. tax laws, regulations or interpretations, including those relating to the Tax Cuts and Jobs Act, or in the tax laws, regulations or interpretations of other jurisdictions in which we operate and adjustments we may make in our operations or tax strategies in response to those changes;

•	a failure of our enterprise information technology systems and those maintained by third parties upon which we may rely, or a failure to comply with data protection or privacy regulations;

•	our acquisitions may increase our operational and control risks for a period of time;

•	we may not realize the contemplated benefits, including cost savings and synergies, of our acquisitions;

•	any determination requiring the write-off of a significant portion of our goodwill and intangible assets;

•	the failure or inadequacy of any loss limitation methods we employ;

•	the loss of services of any executive officer or other key personnel could adversely impact one or more of our operations;

•	our substantial international operations and investments expose us to increased political, operational and economic risks, including foreign currency exchange rate and credit risk;

•

the political, legal, regulatory, financial, tax and general economic impacts, and other impacts we cannot anticipate, related to the vote by the United Kingdom to leave the European Union (Brexit), which could have adverse consequences for our businesses, particularly our London-based international insurance operations;

•	our ability to obtain additional capital for our operations on terms favorable to us;

•	our compliance, or failure to comply, with covenants and other requirements under our revolving credit facility, senior debt and other indebtedness;

•	our ability to maintain or raise third party capital for existing or new investment vehicles and risks related to our management of third party capital;

•	the effectiveness of our procedures for compliance with existing and future guidelines, policies and legal and regulatory standards, rules, laws and regulations;

•

the impact of economic and trade sanctions and embargo programs on our businesses, including instances in which the requirements and limitations applicable to the global operations of U.S. companies and their affiliates are more restrictive than, or conflict with, those applicable to non-U.S. companies and their affiliates;

•	regulatory changes, or challenges by regulators, regarding the use of certain issuing carrier or fronting arrangements;

•	our dependence on a limited number of brokers for a large portion of our revenues and third-party capital;

•

adverse changes in our assigned financial strength or debt ratings could adversely impact us, including our ability to attract and retain business, the amount of capital our insurance subsidiaries must hold and the availability and cost of capital;

•	changes in the amount of statutory capital our insurance subsidiaries are required to hold, which can vary significantly and is based on many factors outside our control;

•	losses from litigation and regulatory investigations and actions; and

•

a number of additional factors may adversely affect our Markel Ventures operations, and the markets they serve, and negatively impact their revenues and profitability, including, among others: adverse weather conditions, plant disease and other contaminants; changes in government support for education, healthcare and infrastructure projects; changes in capital spending levels; changes in the housing market; liability for environmental matters; volatility in the market prices for their products; and volatility in commodity prices and interest and foreign currency exchange rates.

Our premium volume, underwriting and investment results and results from our other operations have been and will continue to be potentially materially affected by these factors. In addition, with respect to previously announced developments at Markel CATCo Investment Management Ltd. (MCIM), a consolidated subsidiary:

•

the inquiries by the U.S. Department of Justice, U.S. Securities and Exchange Commission and Bermuda Monetary Authority into loss reserves recorded in late 2017 and early 2018 at Markel CATCo Re Ltd. (the Markel CATCo Inquiries), an unconsolidated subsidiary of MCIM, may have an adverse impact on the operations of MCIM and may result in adverse findings, reputational damage, the imposition of sanctions, increased costs, litigation and other negative consequences;

•	management time and resources may be diverted to address the Markel CATCo Inquiries, as well as related litigation;

•

the departure of two former MCIM executives, the lawsuits brought by these two former MCIM executives and the ongoing leadership transition at MCIM, may materially and adversely impact MCIM’s business, operations, results of operations and prospects; and

•

the Markel CATCo Inquiries and the departure of two former MCIM executives, as well as the results of the special redemption opportunity that was offered to investors in the insurance-linked securities funds managed by MCIM, will continue to adversely impact MCIM’s ability to maintain or raise capital.

By making forward-looking statements, we do not intend to become obligated to publicly update or revise any such statements whether as a result of new information, future events or other changes. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as at their dates.

SUMMARY

This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand us and the terms of the notes. The “Description of Notes” section of this prospectus supplement and the “Description of Debt Securities” section of the accompanying prospectus contain more detailed information regarding the terms of the notes. You should carefully read this prospectus supplement and the accompanying prospectus to fully understand the terms of the notes and the other considerations that are important to you in making a decision about whether to invest in the notes.

Unless otherwise indicated, references in this prospectus supplement to “Markel,” “we,” “us” and “our” are to Markel Corporation and its consolidated subsidiaries.

Markel Corporation

We are a diverse financial holding company serving a variety of niche markets. Our principal business markets and underwrites specialty insurance products.

In each of our businesses, we seek to provide quality products and excellent customer service so that we can be a market leader.

Our financial goals are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value.

We are a Virginia corporation headquartered at 4521 Highwoods Parkway, Glen Allen, Virginia 23060-6148, telephone number (804) 747-0136.

The Offering

Issuer	Markel Corporation.

Notes Offered	$ million aggregate principal amount of % senior notes due .

Maturity Date	.

Interest Payment Dates	and of each year, beginning , 2019.

Optional Redemption	We may redeem the notes at our option, in whole at any time or in part from time to time, at the applicable redemption price described in “Description of Notes—Optional Redemption” plus accrued and unpaid interest to, but excluding, the redemption date.

Sinking Fund	None.

Ranking	The notes will be our direct, unsecured and unsubordinated obligations, ranking equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The notes will be effectively junior to any secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will also be effectively junior to all of the liabilities of our subsidiaries. See “Description of Notes—Ranking.”

As of March 31, 2019, we had $3.1 billion of unsubordinated indebtedness outstanding on a consolidated basis. Markel currently has no secured debt. Of the reported outstanding indebtedness at March 31, 2019, our consolidated subsidiaries had $519 million of outstanding indebtedness for borrowed money.

Covenants	The supplemental indenture for the notes contains limitations on our ability to incur certain liens securing debt. See “Description of Notes—Limitation on Liens.” The indenture also contains restrictions on our ability to enter into some consolidations, mergers or transfers of all or substantially all of our assets. Other than as described above, the provisions of the indenture and the supplemental indenture do not afford holders of the notes protection in the event of a takeover, recapitalization or highly leveraged or similar transaction.

Use of Proceeds	We intend to use the net proceeds from the sale of the notes:

•	to retire our 7.125% unsecured senior notes when they come due September 30, 2019, of which $235 million aggregate principal amount was outstanding at March 31, 2019; and

•	for general corporate purposes. See “Use of Proceeds.”

Risk Factors	Investing in the notes involves risks. You should carefully consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, should carefully read the section entitled “Risk Factors” on page S-9 before purchasing any of the notes.

Clearance and Settlement	The notes will be cleared through The Depository Trust Company.

Form and Denomination	The notes will be issued only in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Trustee and Paying Agent	The Bank of New York Mellon will act as trustee and paying agent for the notes.

Governing Law	The indenture, the supplemental indenture, and the notes will be governed by the laws of the State of New York.

RISK FACTORS

An investment in the notes involves risks. In addition to the matters addressed in “Cautionary Note on Forward-Looking Statements” and other information included or incorporated in this prospectus supplement and the accompanying prospectus, you should consider the following risk factors in determining whether to purchase the notes.

Risk Factors Relating to the Offering

Our holding company structure results in structural subordination which may affect our ability to make payments on the notes.

The notes are obligations exclusively of Markel Corporation. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, are dependent upon the earnings of our subsidiaries and on the distribution of earnings, loans or other payments by our subsidiaries to us. In addition, payment of dividends by our insurance subsidiaries may require prior regulatory notice or approval. The notes will be structurally subordinated to all obligations of our subsidiaries, which means that holders of obligations of our subsidiaries have claims on the assets of those subsidiaries that have priority to claims of holders of the notes. The indenture governing the notes does not limit the amount of debt that we or any of our subsidiaries may incur. Our consolidated subsidiaries had $519 million of outstanding indebtedness for borrowed money at March 31, 2019.

A ratings decline could adversely affect the value of the notes.

The notes may be rated by one or more nationally recognized statistical rating organizations. The ratings of the notes will primarily reflect our financial strength and will change in accordance with the rating of our financial strength. Any rating is not a recommendation to purchase, sell or hold any particular security, including the notes. Ratings do not comment as to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety. The ratings of the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, the notes. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

A public market does not currently exist for the notes and a market may not develop or be sustained.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, the underwriters are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Risk Factors Relating to our Business

We may experience losses or disruptions from catastrophes.

As a company with significant property and casualty insurance underwriting operations, we may experience losses from man-made or natural catastrophes. Catastrophes include, but are not limited to, windstorms, hurricanes, earthquakes, tornadoes, hail, severe winter weather and fires and may include events related to terrorism and political unrest. While we employ catastrophe modeling tools in our underwriting process, we cannot predict how severe a particular catastrophe will be before it occurs. The extent of losses from catastrophes is a function of the total amount of losses incurred, the number of insureds affected, the frequency and severity of the events, the effectiveness of our catastrophe risk management program and the adequacy of our reinsurance coverage. Most catastrophes occur over a small geographic area; however, some catastrophes may produce significant damage in large, heavily populated areas. In addition, catastrophes may have a material adverse effect on the investment management and incentive fees earned by our insurance-linked securities operations and returns on our investments in insurance-linked securities funds. Catastrophes also may result in significant disruptions in our insurance and other operations, as well as loss of income and assets. If climate change results in an increase in the frequency and severity of weather-related catastrophes, we may experience additional catastrophe-related losses or disruptions, which may be material.

Our results may be affected because actual insured or reinsured losses differ from our loss reserves.

Significant periods of time often elapse between the occurrence of an insured or reinsured loss, the reporting of the loss to us and our payment of that loss. To recognize liabilities for unpaid losses, we establish reserves as balance sheet liabilities representing estimates of amounts needed to pay reported and unreported losses and the related loss adjustment expenses. The process of estimating loss reserves is a difficult and complex exercise involving many variables and subjective judgments. This process may become more difficult if we experience a period of rising inflation. As part of the reserving process, we review historical data and consider the impact of such factors as:

•	trends in claim frequency and severity,

•	changes in operations,

•	emerging economic and social trends,

•	trends in insurance rates,

•	inflation or deflation, and

•	changes in the regulatory and litigation environments.

This process assumes that past experience, adjusted for the effects of current developments and anticipated trends, is an appropriate basis for predicting future events. There is no precise method, however, for evaluating the impact of any specific factor on the adequacy of reserves, and actual results will differ from original estimates. As part of the reserving process, we regularly review our loss reserves and make adjustments as necessary. Future increases in loss reserves will result in additional charges to earnings, which may be material.

In addition, reinsurance reserves are subject to greater uncertainty than insurance reserves primarily because a reinsurer relies on (i) the original underwriting decisions made by ceding companies and (ii) information and data from ceding companies. As a result, we are subject to the risk that our ceding companies may not have adequately evaluated the risks reinsured by us and the premiums ceded may not adequately compensate us for the risks we assume. In addition, reinsurance reserves may be less reliable than insurance reserves because there is generally a longer lapse of time from the occurrence of the event to the reporting of the loss or benefit to the reinsurer and ultimate resolution or settlement of the loss.

Changes in the assumptions and estimates used in establishing reserves for our life and annuity reinsurance book could result in material increases in our estimated loss reserves for such business.

Our run-off life and annuity reinsurance book exposes us to mortality risk, which is the risk that the level of death claims may differ from that which we assumed in establishing the reserves for our life and annuity reinsurance contracts. Some of our life and annuity reinsurance contracts expose us to longevity risk, which is the risk that an insured person will live longer than expected when the reserves were established, or morbidity risk, which is the risk that an insured person will become critically ill or disabled. Our reserving process for the life and annuity reinsurance book is designed with the objective of establishing appropriate reserves for the risks we assumed. Among other things, these processes rely heavily on analysis of mortality, longevity and morbidity trends, lapse rates, interest rates and expenses. As of March 31, 2019, our reserves for life and annuity benefits totaled $1.0 billion.

We expect mortality, morbidity, longevity, and lapse experience to fluctuate somewhat from period to period, but believe they should remain reasonably predictable over a period of many years. Mortality, longevity, morbidity or lapse experience that is less favorable than the mortality, longevity, morbidity or lapse rates that we used in establishing the reserves for a reinsurance agreement will negatively affect our net income because the reserves we originally set for the risks we assumed may not be sufficient to cover the future claims and expense payments. Furthermore, even if the total benefits paid over the life of the contract do not exceed the expected amount, unexpected increases in the incidence of deaths or illness can cause us to pay more benefits in a given reporting period than expected, adversely affecting our net income in any particular reporting period. Fluctuations in interest rates will impact the performance of our investments. If there are changes to any of the above factors to the point where a reserve deficiency exists, a charge to earnings will be recorded, which may have a material adverse effect on our results of operations and financial condition.

Our ability to make payments on debt or other obligations depends on the receipt of funds from our subsidiaries.

We are a holding company, and as a result, our cash flow and our ability to service our debt depend upon the earnings of our subsidiaries and on the distribution of earnings, loans or other payments by our subsidiaries to us. In addition, payment of dividends by our insurance subsidiaries, which account for a significant portion of our operating cash flows, may require prior regulatory notice or approval or may be restricted by capital requirements imposed by regulatory authorities. In addition, our reinsurance contracts typically allow the cedent, upon a reduction in an insurance company’s capital in excess of specified amounts, to terminate its contract on terms disadvantageous to us or to exercise other remedies that may adversely affect us. Those contract provisions may have the effect of limiting distributions by our insurance subsidiaries to us.

Our investment results may be impacted by changes in interest rates, U.S. and international monetary and fiscal policies as well as broader economic conditions.

We receive premiums from customers for insuring their risks. We invest these funds until they are needed to pay policyholder claims or until they are recognized as profits. Fluctuations in the value of our investment portfolio can occur as a result of changes in interest rates and U.S. and international monetary and fiscal policies as well as broader economic conditions (including, for example, equity market conditions and significant inflation or deflation). Our investment results may be materially impacted by one or more of these factors.

Competition in the insurance and reinsurance markets could reduce our underwriting profits.

Insurance and reinsurance markets are highly competitive. We compete on an international and regional basis with major U.S., Bermuda, European, and other international insurers and reinsurers and with underwriting syndicates, some of which have greater financial, marketing, and management resources than we do. Recent industry consolidation, including business combinations among insurance and other financial services companies, has resulted in larger competitors with even greater financial resources. We also compete with new companies that continue to be formed to enter the insurance and reinsurance markets, particularly companies with new or “disruptive” technologies or business models. In addition, capital market participants have created alternative products that are intended to compete with reinsurance products. Increased competition could result in fewer submissions, lower premium rates, and less favorable policy terms and conditions, which could reduce our underwriting profits and have a material adverse effect on our results of operations and financial condition.

The historical cyclicality in the property and casualty insurance industry could have a material adverse effect on our ability to improve or maintain underwriting profits or to grow or maintain premium volume.

The insurance and reinsurance markets have historically been cyclical, characterized by extended periods of intense price competition due to excessive underwriting capacity as well as brief periods when shortages of capacity permitted more favorable rate levels. Among our competitive strengths have been our specialty product focus and our niche market strategy. These strengths also make us vulnerable in periods of intense competition to actions by other insurance companies who seek to write additional premiums without appropriate regard for underwriting profitability. During soft markets, it could be very difficult for us to grow or maintain premium volume levels without sacrificing underwriting profits. If we are not successful in maintaining rates or achieving rate increases, it may be difficult for us to improve or maintain underwriting profits or to grow or maintain premium volume levels.

We invest a significant portion of our invested assets in equity securities, which may result in significant variability in our investment results and net income and may have a material adverse effect on shareholders’ equity. Additionally, our equity investment portfolio is concentrated, and declines in the value of these significant investments could have a material adverse effect on our financial results.

Equity securities were 65% of our shareholders’ equity at March 31, 2019 and 63% at December 31, 2018. Equity securities have historically produced higher returns than fixed maturities over long periods of time; however, investing in equity securities may result in significant variability in investment returns from one period to the next. In volatile financial markets, we could experience significant declines in the fair value of our equity investment portfolio, which would result in a material decrease in net income and shareholders’ equity. Our equity portfolio is concentrated in particular issuers and industries and, as a result, a decline in the fair value of these concentrated investments also could result in a material decrease in net income and shareholders’ equity. A material decrease in shareholders’ equity may have a material adverse effect on our ability to carry out our business plans.

General economic, market or industry conditions could lead to investment losses, adverse effects on our businesses and limit our access to the capital markets.

General economic and market conditions and industry specific conditions, including extended economic recessions or expansions; prolonged periods of slow economic growth; inflation or deflation; fluctuations and volatility in foreign currency exchange rates, commodity and energy prices and interest rates; volatility in the credit and capital markets; and other factors, could lead to substantial realized and unrealized investment losses in future periods, declines in demand for or increased claims made under our insurance products or limited or no access to the capital markets, any of which could have a material adverse effect on our results of operations, financial condition, debt and financial strength ratings or our insurance subsidiaries’ capital.

We rely on the purchase of reinsurance and bear collection risk if the reinsurer fails to meet its obligations under the reinsurance agreement.

Our underwriting operations purchase reinsurance and retrocessional reinsurance to manage our net retention on individual risks and overall exposure to losses, while providing us with the ability to offer policies with sufficient limits to meet policyholder needs. Our program services business reinsures substantially all of its underwriting and operating risks in connection with its fronting arrangements.

The ceding of insurance does not legally discharge us from our primary liability for the full amount of the policies. Reliance on reinsurance may create credit risk as a result of the reinsurer’s inability or unwillingness to pay reinsurance claims when due. We generally select well capitalized and highly rated reinsurers and in certain instances we require reinsurers to post substantial collateral to secure the reinsured risks. Deterioration in the credit quality of existing reinsurers or disputes over the terms of reinsurance could result in charges to earnings, which may have a material adverse effect on our results of operations and financial condition. In addition, collateral may not be sufficient to cover our liability, and we may not be able to cause the reinsurer to deliver additional collateral.

As of December 31, 2018, we were the beneficiary of letters of credit, trust accounts and funds withheld in the aggregate amount of $3.2 billion, collateralizing $5.2 billion in reinsurance recoverables. The remaining unsecured reinsurance recoverables are ceded to highly-rated, well capitalized reinsurers. Our reinsurance recoverables are based on estimates, and our actual liabilities may exceed the amount we are able to recover from our reinsurers or any collateral securing the liabilities. The failure of a reinsurer to meet its obligations to us, whether due to insolvency, dispute or other unwillingness or inability to pay, or due to our inability to access sufficient collateral to cover our liabilities, could have a material adverse effect on our results of operations and financial condition.

The availability and cost of reinsurance are determined by market conditions beyond our control. There is no guarantee that our desired amounts of reinsurance or retrocessional reinsurance will be available in the marketplace in the future.

Our insurance subsidiaries are subject to extensive supervision and regulation that may have a material adverse effect on our ability to implement and achieve our business objectives.

Our insurance subsidiaries are subject to extensive supervision and regulation by the regulatory authorities in the various jurisdictions in which they conduct business, including state, national and international insurance regulators. This supervision and regulation is intended for the benefit of policyholders rather than shareholders or holders of debt securities. Regulatory authorities have broad regulatory, supervisory and administrative powers relating to, among other things, data protection and data privacy, solvency standards, licensing, coverage requirements, policy rates and forms and the form and content of financial reports. Regulatory and legislative authorities continue to implement enhanced or new regulatory requirements intended to prevent future financial crises or otherwise assure the stability of financial institutions. Regulatory authorities also may seek to exercise their supervisory or enforcement authority in new or more extensive ways, such as imposing increased capital requirements. These actions, if they occur, could affect the competitive market and the way we conduct our business and manage our capital and could result in lower revenues and higher costs. As a result, such actions could have a material adverse effect on our results of operations and financial condition.

The legal and regulatory requirements applicable to our businesses are extensive. Failure to comply could have a material adverse effect on us.

Each of our businesses is highly dependent on the ability to engage on a daily basis in a large number of financial and operational activities, including among others insurance underwriting, claim processing, investment activities, the management of third party capital and providing products and services to businesses and consumers, many of which are highly complex. These activities are subject to internal guidelines and policies, as well as legal and regulatory standards, including, among others, those related to privacy, anti-corruption, anti-bribery and global finance and investments and insurance matters. Our continued expansion into new businesses and markets has brought about additional requirements. While we believe that we have adopted appropriate risk management and compliance programs, compliance risks will continue to exist, particularly as we become subject to new rules and regulations. Failure to comply with, or to obtain, appropriate authorizations or exemptions under any applicable laws and regulations could result in restrictions on our ability to do business or undertake activities that are regulated in one or more of the jurisdictions in which we conduct business. Any such failure could also subject us to fines, penalties, equitable relief and changes to our business practices. In addition, a failure to comply could result in defaults under our senior unsecured debt agreements (including the notes) or credit facilities or damage our businesses or our reputation. Compliance with applicable laws and regulations is time consuming and personnel-intensive, and changes in these laws and regulations could materially increase our direct and indirect compliance costs and other expenses of doing business, and have a material adverse effect on our results of operations and financial condition.

The amount of capital that our insurance subsidiaries have and must hold to maintain their financial strength and credit ratings and meet other requirements can vary significantly from time to time and is sensitive to a number of factors outside of our control.

Capital requirements for our insurance subsidiaries are prescribed by the applicable insurance regulators and the National Association of Insurance Commissioners (NAIC), while rating agencies establish requirements that inform ratings for our insurance subsidiaries and senior debt securities. Projecting surplus and the related capital requirements is complex and requires making assumptions regarding how our business will perform within the broader macroeconomic environment. Insurance regulators and rating agencies evaluate company capital through financial models that calculate minimum capitalization requirements based on risk-based capital formulas for property and casualty insurance groups and their subsidiaries. In any particular year, capital levels and risk-based capital requirements may increase or decrease depending on a variety of factors including the amount of income or losses generated by our insurance subsidiaries, the amount of additional capital our insurance subsidiaries must hold to support business growth, the value of certain fixed maturities and equity securities in our investment portfolio, changes in interest rates and foreign currency exchange rates, as well as changes to the regulatory and rating agency models used to determine our required capital. In addition, the NAIC is developing a group capital calculation for U.S. based global insurance groups. While still in its early stage, and even though it is not intended to be a prescribed capital requirement, this calculation could have an impact on the amount of group capital we are required to hold and how it is allocated.

Information technology systems that we use could fail or suffer a security breach, which could have a material adverse effect on us or result in the loss of sensitive information.

Our businesses are dependent upon the operational effectiveness and security of our enterprise systems and those maintained by third parties. Among other things, we rely on these systems to interact with producers, insureds, customers, clients, and other third parties, to perform actuarial and other modeling functions, to underwrite business, to prepare policies and process premiums, to process claims and make claims payments, to prepare internal and external financial statements and information, as well as to engage in a wide variety of other business activities. A significant failure of our enterprise systems, or those of third parties upon which we may rely, whether because of a natural disaster, network outage or a cyber-attack on our systems, could compromise our personal, confidential and proprietary information as well as that of our customers and business partners, impede or interrupt our business operations and could result in other negative consequences, including remediation costs, loss of revenue, additional regulatory scrutiny and fines, litigation and monetary and reputational damages. Although we have implemented controls and take protective actions to reduce the risk of an enterprise failure and protect against a security breach, such measures may be insufficient to prevent, or mitigate the effects of, a natural disaster, network outage or a cyber-attack on our systems that could result in liability to us, cause our data to be corrupted or stolen and cause us to commit resources, management time and money to prevent or correct those failures.

In addition, we are subject to numerous data privacy laws and regulations enacted in the jurisdictions in which we do business. A misuse or mishandling of confidential or proprietary information being sent to or received from a client, employee or third party could damage our businesses or our reputation or result in significant monetary damages, regulatory enforcement actions, fines and criminal prosecution in one or more jurisdictions. For example, under the European General Data Protection Regulation there are significant new punishments for non-compliance which could result in a penalty of up to 4% of a firm’s global annual revenue. In addition, a violation of data privacy laws and regulations could result in defaults under our outstanding indebtedness or credit facilities. Those monetary damages, penalties, regulatory or legal actions or defaults, or the damage to our businesses or reputation, could have a material adverse effect on our results of operations and financial condition. Third parties to whom we outsource certain functions are also subject to these risks, and their failure to adhere to these laws and regulations also could damage our businesses or reputation, could have a material adverse effect on our results of operations and financial condition.

Further, we routinely transmit, receive and store personal, confidential and proprietary information by email and other electronic means. Although we attempt to protect this confidential and proprietary information, we may be unable to do so in all cases, especially with customers, business partners and other third parties who may not have or use appropriate controls to protect confidential information.

While we maintain cyber risk insurance providing first party and third party coverages, such insurance may not cover all costs associated with the consequences of personal and confidential and proprietary information being compromised. A material cyber security breach could have a material adverse effect on our results of operations and financial condition.

We may not find suitable acquisition candidates or new ventures.

As part of our growth strategy, we continue to evaluate possible acquisition transactions on an ongoing basis, and at any given time we may be engaged in discussions with respect to possible acquisitions and new ventures. We may not be able to identify suitable acquisition targets or ventures, any such transactions may not be financed or completed on acceptable terms and our future acquisitions or ventures may not be successful.

The integration of acquired companies may not be as successful as we anticipate.

We have recently engaged in a number of acquisitions in an effort to achieve profitable growth in our underwriting operations and to create additional value on a diversified basis in our Markel Ventures and other operations. Acquisitions present operational, strategic and financial risks, as well as risks associated with liabilities arising from the previous operations of the acquired companies. All of these risks are magnified in the case of a large acquisition. Assimilation of the operations and personnel of acquired companies may prove more difficult than anticipated, which may result in failure to achieve financial objectives associated with the acquisition or diversion of management attention. In addition, integration of formerly privately-held companies into the management and internal control and financial reporting systems of a publicly-held company presents additional risks.

Impairment in the value of our goodwill or other intangible assets could have a material adverse effect on our operating results and financial condition.

As of March 31, 2019, goodwill and intangible assets totaled $3.9 billion and represented 40% of shareholders’ equity. We record goodwill and intangible assets at fair value upon the acquisition of a business. Goodwill represents the excess of amounts paid for acquiring businesses over the fair value of the net assets acquired. Goodwill and indefinite-lived intangible assets are evaluated for impairment annually, or more frequently if conditions warrant, by comparing the carrying value of a reporting unit to its estimated fair value for goodwill and by comparing the carrying value of the asset to its fair value for indefinite-lived intangible assets. Intangible assets with definite lives are reviewed for impairment when events or circumstances indicate that their carrying value may not be recoverable. Declines in operating results, divestitures, sustained market declines and other factors that impact the fair value of a reporting unit could result in an impairment of goodwill or intangible assets and, in turn, a charge to net income. Such a charge could have a material adverse effect on our results of operations or financial condition.

For example, in 2018 and 2017 we recorded $1.1 billion and $1.3 billion, respectively, of goodwill and intangible assets in connection with the acquisitions of Nephila and Brahmin in 2018 and SureTec, Costa Farms and State National in 2017. Developments that adversely affect the future cash flows or earnings of an acquired business may cause the goodwill or intangible assets recorded for it to be impaired. For example, in 2018 we reduced the carrying value of the goodwill and intangible assets of the MCIM reporting unit, acquired in 2015, to zero, which resulted in a combined goodwill and intangible assets impairment charge of $179.0 million.

The failure of any of the loss limitation methods we employ could have a material adverse effect on us.

We seek to limit our loss exposure in a variety of ways, including adhering to maximum limitations on policies written in defined geographical zones, limiting program size for each client, establishing per risk and per occurrence limitations for each event, employing coverage restrictions and following prudent underwriting guidelines for each program written. We also seek to limit our loss exposure through geographic diversification. Underwriting is a matter of judgment, involving assumptions about matters that are inherently unpredictable and beyond our control, and for which historical experience and probability analysis may not provide sufficient guidance. One or more future events could result in claims that substantially exceed our expectations, which could have a material adverse effect on our financial condition and our results of operations, possibly to the extent of eroding away our shareholders’ equity. In addition, we seek to limit loss exposures by policy terms, exclusion from coverage and choice of legal forum. Disputes relating to coverage and choice of legal forum also arise. As a result, various provisions of our policies, such as choice of forum, limitations or exclusions from coverage may not be enforceable in the manner we intend and some or all of our loss limitation methods may prove ineffective.

The effects of emerging claim and coverage issues on our business are uncertain.

As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge. These issues may have a material adverse effect on our business by either broadening coverage beyond our underwriting intent or by increasing the number or size of claims. In some instances, these changes may not become apparent until after we have issued insurance or reinsurance contracts that are affected by the changes. As a result, the full extent of liability under our insurance or reinsurance contracts may not be known for many years after a contract is issued.

The loss of one or more key executives or an inability to attract and retain qualified personnel could have a material adverse effect on us.

Our success depends on our ability to retain the services of our existing key executives and to attract and retain additional qualified personnel in the future. The loss of the services of any of our key executives or the inability to hire and retain other highly qualified personnel in the future could have a material adverse effect on our ability to conduct or grow our business.

We have substantial international operations and investments, which expose us to increased political, operational and economic risks.

A substantial portion of our revenues and income is derived from our operations and investments outside the U.S., including from the U.K., Bermuda, Europe, Canada, Latin America, Asia Pacific and the Middle East. Our international operations and investments expose us to increased political, operational and economic risks. Deterioration or volatility in foreign and international financial markets or general economic and political conditions could adversely affect our operating results, financial condition and liquidity. Concerns about the economic conditions, capital markets, political and economic stability and solvency of certain countries have contributed to global market volatility. Political changes in the jurisdictions where we operate and elsewhere, some of which may be disruptive, can also interfere with our customers and our activities in a particular location. Our international operations also may be subject to a number of additional risks, particularly in emerging economies, including restrictions such as price controls, capital controls, currency exchange limits, ownership limits and other restrictive or anti-competitive governmental actions or requirements, which could have a material adverse effect on our businesses.

Changes in regulations and interpretations relating to the Tax Cuts and Jobs Act could have a material adverse effect on us.

On December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act (TCJA), which made significant modifications to U.S. federal income tax law, most of which were effective January 1, 2018. The U.S. Treasury

Department and the Internal Revenue Service continue to issue guidance and interpretations of how provisions of the TCJA will be applied or otherwise administered. Changes in regulations and interpretations relating to the TCJA could have a material adverse effect on our results of operation and financial condition.

Our insurance companies and senior debt are rated by various rating agencies, and a downgrade or potential downgrade in one or more of these ratings could have a material adverse effect on us.

Financial strength ratings are an important factor in establishing the competitive position of insurance and reinsurance companies. Our senior debt ratings also affect the availability and cost of capital. Certain of our insurance and reinsurance company subsidiaries and our senior debt securities are rated by various rating agencies. Our financial strength and debt ratings are subject to periodic review, and are subject to revision or withdrawal at any time. The financial strength ratings of our insurance subsidiaries are significantly influenced by their statutory surplus amounts and leverage and capital adequacy ratios and other financial metrics. Rating agencies may implement changes to their ratings methodologies or internal models that have the effect of increasing or decreasing the amount of capital our insurance subsidiaries must hold or restrict how the company may deploy its capital in order to maintain its current ratings. For example, for certain of our insurance subsidiaries, rating agencies may take into account in their calculations the collateral provided to us by reinsurers. A change in this practice could adversely impact our ratings. We cannot be sure that we will be able to retain our current or any future ratings. If our ratings are reduced from their current levels by one or more rating agencies, our competitive position in our target markets within the insurance industry could suffer and it would be more difficult for us to market our products. A ratings downgrade could result in a substantial loss of business as policyholders and ceding company clients move to other companies with higher claims-paying and financial strength ratings. In addition a downgrade could trigger contract provisions that allow cedents to terminate their reinsurance contracts on terms disadvantageous to us or require us to collateralize our obligations through trusts or letters of credit. A ratings downgrade could also have a material adverse effect on our liquidity, including the availability of our letter of credit facilities, and limit our access to capital markets, increase our cost of borrowing or issuing debt and require us to post collateral.

We may require additional capital in the future, which may not be available or may only be available on unfavorable terms.

To the extent that cash flows generated by our operations are insufficient to fund future operating requirements, or that our capital position is adversely impacted by a decline in the fair value of our investment portfolio, losses from catastrophe events or otherwise, we may need to raise additional funds through financings or curtail our growth. We also may be required to liquidate fixed maturities or equity securities, which may result in realized investment losses. Any further sources of liquidity, including capacity needed for letters of credit, if available at all, may be on terms that are unfavorable to us. Our access to additional sources of liquidity will depend on a variety of factors, such as market conditions, the general availability of credit, the availability of credit to the industries in which we operate, our results of operations, financial condition, credit ratings and credit capacity, as well as pending litigation or regulatory investigations. Our ability to borrow under our revolving credit facility and letter of credit facilities is contingent on our compliance with the covenants and other requirements under those facilities. Similarly, our access to capital may be impaired if regulatory authorities or rating agencies take negative actions against us. Our inability to obtain adequate capital when needed could have a negative impact on our ability to invest in, or take advantage of opportunities to expand, our businesses, such as possible acquisitions or the creation of new ventures, and inhibit our ability to refinance our existing indebtedness on terms acceptable to us. Any of these effects could have a material adverse effect on our results of operations and financial condition.

Our failure to comply with covenants and other requirements under our revolving credit facility, senior debt and other indebtedness could have a material adverse effect on us.

The agreements and indentures relating to our revolving credit facility, senior debt (including the notes) and other indebtedness, including letter of credit facilities used by certain of our insurance subsidiaries, contain covenants and other requirements. If we fail to comply with those covenants or requirements, the lenders, noteholders or counterparties under those agreements and indentures could declare a default and demand immediate repayment of all amounts owed to them. In addition, where applicable, our lenders may cancel their commitments to lend or issue letters of credit or require us to pledge additional or a different type of collateral. A default under one debt agreement may also put us at risk of a cross-default under other debt agreements or other arrangements. Any of these effects could have a material adverse effect on our results of operations and financial condition.

We depend on a few brokers for a large portion of our revenues and the loss of business provided by any one of them could have a material adverse effect on us.

We market our insurance and reinsurance worldwide through insurance and reinsurance brokers. For the year ended December 31, 2018, our top three independent brokers represented 25% of the gross premiums written by our underwriting operations. Loss of all or a substantial portion of the business provided by one or more of these brokers could have a material adverse effect on our business.

Employee error and misconduct may be difficult to detect and prevent and may result in significant losses.

There have been a number of cases involving misconduct by employees in a broad range of industries in recent years, and we run the risk of misconduct by our employees. Instances of fraud, illegal acts, errors, failure to document transactions properly or to obtain proper internal authorization, or failure to comply with regulatory requirements or our internal policies may result in losses. It is not always possible to deter or prevent employee errors or misconduct, and the controls that we have in place to prevent and detect this activity may not be effective in all cases.

We are subject to laws and regulations relating to economic and trade sanctions and bribery and corruption, the violation of which could have a material adverse effect on us.

We are required to comply with the economic and trade sanctions and embargo programs administered by the United States Department of the Treasury’s Office of Foreign Assets Control and similar multi-national bodies and governmental agencies worldwide, as well as applicable anti-corruption laws and anti-bribery and regulations of the United States, the United Kingdom and other jurisdictions where we operate. A violation of a sanction, embargo program, or anti-corruption law, could subject us, and individual employees, to a regulatory enforcement action as well as significant civil and criminal penalties. In addition, a violation could result in defaults under our outstanding indebtedness or credit facilities or damage our businesses or our reputation. Those penalties or defaults, or damage to our businesses or reputation, could have a material adverse effect on our results of operations and financial condition. In some cases the requirements and limitations applicable to the global operations of U.S. companies and their affiliates are more restrictive than, and may even conflict with, those applicable to non-U.S. companies and their affiliates, which also could have a material adverse effect on our results of operations and financial condition.

Losses from legal and regulatory actions may have a material adverse effect on us.

We are involved in various legal actions, including at times multi-party or class action litigation, some of which involve claims for substantial or indeterminate amounts. We are also involved from time to time in various regulatory actions, investigations and inquiries, including market conduct exams by insurance regulatory authorities. An unfavorable outcome in one or more of these matters could have a material adverse effect on our results of operations and financial condition. If any regulatory authority takes action against us or we enter into an agreement to settle a matter, we may incur sanctions or be required to pay substantial fines or implement remedial measures that could prove costly or disruptive to our businesses and operations. Even if an unfavorable outcome does not materialize, these matters could have an adverse impact on our reputation and result in substantial expense and disruption.

Regulators may challenge our use of fronting arrangements in states in which our capacity providers are not licensed.

Our program services business enters into fronting arrangements with general agents and domestic and foreign insurers that want to access specific U.S. property and casualty insurance business in states in which the capacity providers are not licensed or are not authorized to write particular lines of insurance. Some state insurance regulators may object to these fronting arrangements. In certain states, an insurance commissioner has the authority to prohibit an authorized insurer from acting as an issuing carrier for an unauthorized insurer. In addition, insurance departments in states in which there is no such statutory or regulatory prohibition, could deem the assuming insurer to be transacting insurance business without a license and the issuing carrier to be aiding and abetting the unauthorized sale of insurance.

If regulators in any of the states where we conduct our fronting business were to prohibit or limit those arrangements, we would be prevented or limited from conducting that business for which a capacity provider is not authorized in those states, unless and until the capacity provider is able to obtain the necessary licenses. This could have a material adverse effect on our results of operations and financial condition.

We may be exposed to risk in connection with our management of third party capital.

Some of our operating subsidiaries may owe certain legal duties and obligations to third party investors. A failure to fulfill any such duties or obligations could result in significant liabilities, penalties or other losses, and harm our businesses and results of operations. In addition, third party investors may decide not to renew their interests in the funds we manage, which could materially impact the financial condition of those funds, and could, in turn, have a material adverse effect on our results of operations and financial condition. Moreover, we may not be able to maintain or raise additional third party capital for the funds we manage or for potential new funds and therefore we may forego existing or potential fee income and other income generating opportunities. For example, catastrophe losses in 2017 and 2018 may materially adversely impact our ability to maintain or raise capital at our insurance-linked securities operations.

Recent developments at our Markel CATCo operations could have a material adverse effect on us.

The U.S. Department of Justice, U.S. Securities and Exchange Commission and Bermuda Monetary Authority are conducting inquiries into loss reserves recorded in late 2017 and early 2018 at Markel CATCo Re (the Markel CATCo Inquiries). Subsequently, several related putative class actions were filed against Markel Corporation and certain present or former officers and directors alleging violations of the federal securities laws relating to the matters that are the subject of the Markel CATCo Inquiries (the Securities Litigation). The actions have been consolidated. In addition, as a result of matters uncovered in an internal review initiated in response to the Markel CATCo Inquiries, two senior MCIM executives are no longer with MCIM (the MCIM Executive Departures). The performance of MCIM depended heavily on the financial and managerial experience of those two senior executives. Following their departure, the two senior MCIM executives each filed suit against MCIM and Markel Corporation, which suits have been amended (the MCIM Executive Suits). As amended, the suits allege claims for, among other things, breach of contract, defamation, invasion of privacy, indemnification, intentional interference with contractual relations and deceptive and unfair acts. See “Legal Proceedings” in our 2019 First Quarter Quarterly Report on Form 10-Q for more information regarding the Markel CATCo Inquiries, Securities Litigation and MCIM Executive Suits. Further, investors in the insurance-linked securities funds managed by MCIM (the Markel CATCo Funds) were offered an additional opportunity to have some or all of their respective investments in the Markel CATCo Funds redeemed (the Special Redemption). Through both the Special Redemption and the regular annual redemption for January 1, 2019, 73% of investors, comprising 91% of net assets under management as of March 31, 2019, elected to redeem their shares in the Markel CATCo Funds.

The Markel CATCo Inquiries, Securities Litigation, MCIM Executive Departures and MCIM Executive Suits, as well as other related matters of which we are currently unaware, could result in additional claims, litigation, investigations, enforcement actions or proceedings. For example, additional litigation may be filed by investors in the Markel CATCo Funds. We also could become subject to increased regulatory scrutiny, investigations or proceedings in any of the jurisdictions where we operate. If any regulatory authority takes action against us or we enter into an agreement to settle a matter, we may incur sanctions or be required to pay substantial fines or implement remedial measures that could prove costly or disruptive to our businesses and operations.

An unfavorable outcome in one or more of these matters, and others we cannot anticipate, could have a material adverse effect on our results of operations and financial condition. In addition, we may take further steps to support our Markel CATCo operations, including steps to mitigate potential risks or liabilities that may arise from the Markel CATCo Inquiries and related developments, and some of those steps may have a material impact on our results of operations or financial condition. Even if an unfavorable outcome does not materialize, these matters, and actions we may take in response, could have an adverse impact on our reputation and result in substantial expense and disruption.

The exit of the United Kingdom from the European Union could have a material adverse effect on us.

On June 23, 2016, the U.K. voted to exit the European Union (E.U.) (Brexit), which was originally set to occur on March 29, 2019. The effects of Brexit will depend in part on agreements, if any, the U.K. makes to retain access to E.U. markets. For over two years the U.K. and E.U. have been negotiating the future terms of the U.K.’s relationship with the E.U., including the terms of trade between the U.K. and the E.U. On April 10, 2019, the E.U. granted the U.K. an extension until October 31, 2019 to allow the U.K. to ratify a proposed agreement between the E.U. and the U.K. for the orderly exit of the U.K. from the E.U. The extension will end as soon as an agreement is ratified, if that happens before October 31, 2019. All Brexit terms must be ratified by the U.K. Parliament and the legislative bodies of the 27 E.U. member states.

Brexit could impair or end the ability of both Markel International Insurance Company Limited (MIICL) and our Lloyd’s syndicate to transact business in E.U. countries from our U.K. offices and MIICL’s ability to maintain its current branches in E.U. member states. In order to continue transacting E.U. business if U.K. access to E.U. markets ceases or is materially impaired, we have established a regulated insurance carrier, Markel Insurance SE (MISE), in Munich, Germany. From its offices in Germany, MISE can transact business in all remaining E.U. member states and throughout the European Economic Area (EEA). MISE has established branches in Ireland, the Netherlands, Spain, and the U.K. In addition, the Society of Lloyd’s has organized a new insurance company in Brussels, Belgium, in order to maintain access to E.U. business for Lloyd’s syndicates. We expect that the new Lloyd’s Brussels insurance company will supplement, or serve as an alternative to, MISE for access to E.U. markets.

Without a Brexit agreement, U.K. based insurers may be prohibited from administering policies for, or paying claims to, EEA policyholders post Brexit. In order to provide certainty for its EEA policyholders, MIICL transferred its legacy EEA exposures, claims and policies to MISE. This transfer was approved by the U.K. High Court and became effective on March 29, 2019. Lloyd’s also has commenced its transfer of legacy EEA exposures. However, there is no assurance the approval will be granted or on what terms and conditions. The European Insurance and Occupational Pensions Authority has issued its recommendation to E.U. member states that they adopt legislation to permit the orderly run-off of legacy EEA exposures, claims and policies by U.K. insurers. However, no E.U. member state is obligated to do so, and the terms of any such legislation may vary significantly among the E.U. member states.

The U.K.’s exit from the E.U., and negotiations leading up to that exit, could continue to contribute to instability in global financial markets, including foreign currency markets, and adversely affect European and worldwide economic or market conditions. Significant uncertainties remain related to the political, monetary and economic impacts of Brexit, including related tax, accounting and financial reporting implications. Brexit could also lead to legal and regulatory uncertainty and potentially a large number of new and divergent national laws and regulations, including new tax rules, as the U.K. determines which E.U. laws to replace or replicate. These impacts, combined with the legal and regulatory uncertainty, may adversely affect our operations and also may result in increased claims arising from the impact on our policyholders. For example, in the absence of a Brexit agreement or a waiver for cross border data transfers, many U.K. and E.U. companies, including our U.K. and E.U. based operations, may not be able to comply with E.U. data privacy laws immediately upon the Brexit effective date.

Any of these effects of Brexit, and others we cannot anticipate, could have a material adverse effect on our results of operations and financial condition.

USE OF PROCEEDS

We estimate that the net proceeds of the offering, after deducting the underwriting discount but before expenses, will be approximately $        . We intend to use the net proceeds of the offering as follows:

•	to retire our 7.125% unsecured senior notes when they come due September 30, 2019, of which $235 million aggregate principal amount was outstanding at March 31, 2019; and

•	for general corporate purposes.

DESCRIPTION OF NOTES

Set forth below is a description of the specific terms of the notes. This description supplements, and should be read together with, the description of the general terms and provisions of the senior Debt Securities set forth in the accompanying prospectus under the caption “Description of Debt Securities” and, to the extent it is inconsistent with the accompanying prospectus, replaces the description in the accompanying prospectus. The notes will be issued as a separate series of debt securities under an indenture, dated as of June 5, 2001, between Markel and The Bank of New York Mellon (as successor to The Chase Manhattan Bank), as indenture trustee, as supplemented and amended by the thirteenth supplemental indenture, to be dated as of                , 2019 (as amended, the Indenture). The following description is not complete in every detail and is subject to, and is qualified in its entirety by reference to, the description of the notes in the accompanying prospectus and the Indenture. Capitalized terms used in this “Description of Notes” that are not defined in this prospectus supplement have the meanings given to them in the accompanying prospectus or the Indenture.

As used in this section “Description of Notes” and in the accompanying prospectus under the caption “Description of Debt Securities,” any references to “the Company,” “us,” “we,” “our” or “Markel” are to Markel Corporation, excluding its subsidiaries.

General

The notes will be our senior unsecured obligations. The notes will initially be limited in aggregate principal amount to $        million.

We may, without the consent of the existing holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes and such additional notes, together with the original notes, will constitute a single series of notes under the Indenture (provided that any additional notes issued as part of a single series with any outstanding notes will have a separate CUSIP number unless the additional notes either (i) have no more than a de minimis amount of original issue discount for U.S. federal income tax purposes or (ii) are issued in a qualified reopening for U.S. federal income tax purposes).

The entire principal amount of the notes will mature and become due and payable, together with any accrued and unpaid interest, on                . The notes are not subject to any sinking fund provision. The notes will be issued only in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Ranking

The notes will be our direct, unsecured and unsubordinated obligations ranking equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The notes will be effectively junior to any secured indebtedness to the extent of the value of the assets securing such indebtedness. Markel Corporation currently has no secured debt. As of March 31, 2019, we had $3.1 billion of unsubordinated indebtedness outstanding on a consolidated basis.

The notes will also be effectively junior to all of the liabilities of our subsidiaries. Because we are a holding company and conduct all of our operations through our subsidiaries, our ability to meet our obligations under the notes is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. Holders of the notes will generally have a junior position to claims of creditors of our subsidiaries, including insureds, trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. See “Risk Factors—Risk Factors Relating to the Offering—Our holding company structure results in structural subordination which may affect our ability to make payments on the notes.” Of the reported outstanding indebtedness at March 31, 2019, our consolidated subsidiaries had $519 million of outstanding indebtedness for borrowed money.

Unless otherwise described below under “—Limitation on Liens” or in the accompanying prospectus under “Description of Debt Securities—Consolidation, Merger and Sale of Assets,” the Indenture does not contain any provisions that would limit our ability or the ability of our subsidiaries to incur indebtedness or that would afford holders of the notes protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged similar transaction involving our company. Accordingly, we could in the future enter into transactions that could increase the amount of our or our subsidiaries’ indebtedness outstanding at that time or otherwise affect our capital structure or credit rating.

Interest

Each note will bear interest at the rate of    % per year from                , 2019 or from the most recent date to which interest has been paid.

Interest on the notes is payable semi-annually in arrears on                and                of each year (each, an interest payment date). The initial interest payment date for the notes is                 , 2019.

The amount of interest payable on the notes will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable on the notes is not a business day, then payment of the interest payable on that date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any delay), with the same force and effect as if made on such date.

So long as the notes remain in book-entry form, the record date for each interest payment date will be the close of business on the business day before the applicable interest payment date. If the notes are not in book-entry form, the record date for each interest payment date will be the close of business on the fifteenth calendar day before the applicable interest payment date (whether or not a business day); however, interest payable at maturity or upon redemption or repurchase will be paid to the person to whom principal is payable.

Optional Redemption

At any time prior to                (defined below as the Par Call Date), the notes are redeemable, at our option, in whole at any time or in part from time to time, upon notice transmitted to The Depository Trust Company (DTC), for notes in book-entry form, or to the registered address of each holder of the notes, if the notes are not in book-entry form, at least 30 days but not more than 60 days before the redemption date at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) on such notes calculated as if such notes matured on the Par Call Date, exclusive of interest accrued to the date of redemption, and discounted to the date of redemption, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the applicable Treasury Rate (as defined below) plus    basis points. Accrued and unpaid interest will be paid to, but excluding, the redemption date.

At any time on or after                , the notes are redeemable, at our option, in whole at any time or in part from time to time, upon notice transmitted to DTC or the registered address of each holder of the notes, as applicable, at least 30 days but not more than 60 days before the redemption date at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by a Reference Treasury Dealer (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the notes called for redemption (assuming, for this purpose, that such notes matured on the Par Call Date), that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes called for redemption (assuming, for this purpose, that such notes matured on the Par Call Date).

“Comparable Treasury Price” means, with respect to any applicable redemption date, the average, as determined by us, of the Reference Treasury Dealer Quotations (as defined below) for that redemption date.

“Par Call Date” means    , the date that is    months prior to the maturity date for the notes.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc. and Wells Fargo Securities, LLC and one other U.S. Government securities dealer selected by us, and each of their respective successors.

“Reference Treasury Dealer Quotations” means, on any applicable redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue related to the notes being redeemed (expressed in each case as a percentage of its principal amount) quoted in writing to us by each Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

“Remaining Scheduled Payments” means the remaining scheduled payments of principal of and interest on the notes called for redemption that would be due after the related redemption date but for that redemption (assuming, for this purpose, that such notes matured on the Par Call Date). If that redemption date is not an interest payment date with respect to the notes called for redemption, the amount of the next succeeding scheduled interest payment on such notes will be reduced by the amount of interest accrued to such redemption date.

“Treasury Rate” means, with respect to any applicable redemption date, the rate per year equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue (as defined above) related to the notes being redeemed, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined above) related to the notes being redeemed for that redemption date.

We will prepare and transmit a notice of redemption to each holder of the notes to be redeemed at least 30 and not more than 60 days before the date fixed for redemption. On and after a redemption date, interest will cease to accrue on the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before a redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes are to be redeemed, the notes to be redeemed will be selected by DTC in accordance with its then applicable procedures.

Limitation on Liens

Neither we nor our Material Subsidiaries will issue, assume, incur or guarantee any indebtedness for borrowed money secured by a mortgage, pledge, lien or other encumbrance, directly or indirectly, upon any shares of the voting stock of a Material Subsidiary without providing that the notes will be secured equally and ratably with, or prior to, that secured indebtedness so long as the indebtedness remains outstanding. These restrictions, however, do not apply to liens upon shares of voting stock of any corporation that exist at the time that corporation becomes a Material Subsidiary and extensions, renewals or replacements of these pre-existing liens. The term “Material Subsidiary” means each of our subsidiaries whose total assets (as determined in accordance with GAAP) represent at least 20% of our total assets on a consolidated basis.

Events of Default

The following are events of default for the notes:

(1)	default in payment of the principal amount at maturity;

(2)	default in payment of interest, which default continues for 30 days;

(3)	our failure to comply with any of our other agreements in the notes or the Indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount of the notes then outstanding, and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

(4)	(a) our failure to make any payment by the end of any applicable grace period after maturity of Indebtedness, which term as used in the Indenture means our obligations (other than nonrecourse obligations) for borrowed money or evidenced by bonds, debentures, notes or similar instruments in an aggregate principal amount in excess of $100,000,000 (in each case, Indebtedness) and continuance of such failure, or (b) the acceleration of Indebtedness because of a default with respect to such Indebtedness without such Indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled, in each case, for a period of 10 days after written notice to us by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount of the notes then outstanding; however, if any such failure or acceleration referred to in (a) or (b) above ceases or is cured, waived, rescinded or annulled, then the event of default by reason thereof will be deemed not to have occurred; or

(5)	certain events of bankruptcy or insolvency affecting us.

An event of default for the notes does not necessarily constitute an event of default for any other series of notes issued under the Indenture.

If an event of default (other than as specified in clause (5) above) occurs and is continuing, the trustee, by notice to us, or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by notice to the trustee and us, may declare the principal of, and accrued interest on, all of the outstanding notes due and payable immediately, upon which declaration all amounts payable in respect of such notes will be immediately due and payable. If an event of default specified in clause (5) above occurs and is continuing, then the principal of, and accrued interest on, all of the outstanding notes will automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of such notes.

After a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding notes, by written notice to us and the trustee, may rescind such declaration if (a) we have paid or deposited with the trustee a sum sufficient to pay (i) all sums paid or advanced by the trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel, (ii) all overdue interest on all notes, (iii) the principal of any notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the notes which has become due otherwise than by such declaration of acceleration; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all events of default, other than the nonpayment of principal of, and interest on, the notes that has become due solely by such declaration of acceleration, have been cured or waived.

The holders of not less than a majority in aggregate principal amount of the outstanding notes may on behalf of the holders of all the notes waive any past defaults under the Indenture, except a default in the payment of the principal of, or interest on, any notes, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each note outstanding.

No holder of any of the notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least a majority in aggregate principal amount of the outstanding notes have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee under the notes and the Indenture, the trustee has failed to institute such proceeding within 60 days after receipt of such notice and the trustee, within such 60-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding notes. Such limitations do not apply, however, to a suit instituted by a holder of a note for the enforcement of the payment of the principal of, or interest on, such note on or after the respective due dates expressed in such note.

Defeasance

Under the Indenture, we may exercise rights of defeasance (either as to all our obligations or as to certain covenants, which we call covenant defeasance) as described in the accompanying prospectus under “Description of Debt Securities—Defeasance.” In addition to the conditions of the Indenture described in the accompanying prospectus, we must, as a condition to exercising rights of defeasance or covenant defeasance with respect to the notes, deliver to the trustee an opinion of counsel to the effect that the holders of the then outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of a defeasance (but not a covenant defeasance), the opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws. If we accomplish covenant defeasance, we will be released from certain covenants described in the Indenture and supplemental indentures, including the covenant described above under “—Limitations on Liens.”

The Trustee

The trustee under the Indenture is The Bank of New York Mellon, 240 Greenwich Street 7th Floor, New York, New York 10286. In the ordinary course of business, we may borrow money from, and maintain other banking relationships with, the trustee and its affiliates.

Book-Entry Procedures and Settlement

Upon issuance, the notes will be represented by one or more fully registered global certificates. Each global certificate will be deposited with the trustee on behalf of DTC as its custodian and will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. DTC will thus be the only registered holder of these securities.

The following is based on information furnished to us by DTC:

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants (Direct Participants) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (DTCC). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (Indirect Participants). DTC has a Standard & Poor’s rating of AA+. The DTC Rules applicable to its Participants are on file with the Securities and Exchange Commission.

Purchases of the notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note (Beneficial Owner) is in turn to be recorded on the Direct or Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the notes, unless use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all of the notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the notes unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the applicable notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Principal and interest payments on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the Company or the trustee, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, the trustee, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company or the trustee, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as depository with respect to the notes at any time by giving reasonable notice to the Company or the trustee. Under such circumstances, if a successor depository is not obtained, note certificates are required to be printed and delivered. The Company may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, note certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

We have no responsibility for the performance by DTC or its Participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

Global Procedures

The following is based on information made available by Clearstream Banking, société anonymé (Clearstream) and Euroclear Bank S.A./N.V. (Euroclear) or obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information. We have no responsibility for the performance by Clearstream and Euroclear or either of their Participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

Investors may elect to hold interests in the notes through either DTC (in the United States) or through Clearstream or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, or Clearstream Participants, and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly. Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear was created in 1968 to hold securities for participants of Euroclear, or Euroclear Participants, and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.

Euroclear is operated by Euroclear Bank S.A./N.V., or the Euroclear Operator. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriter. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipt of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in DTC in accordance with the DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the notes to or receiving interests in the notes from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of interests in the notes received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Such credits or any transactions involving interests in such notes settled during such processing will be reported to the relevant Euroclear or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of interests in the notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes. This discussion is for general information only and does not address all of the potential U.S. federal income tax considerations that may be relevant to a holder with respect to the purchase, ownership and disposition of the notes. Without limiting the generality of the foregoing, the discussion does not address the effect of any special rules applicable to certain types of holders, including, without limitation, dealers in securities or currencies, insurance companies, financial institutions, thrifts, real estate investment trusts, regulated investment companies, tax-exempt entities, U.S. persons whose functional currency is not the U.S. dollar, U.S. expatriates, persons who hold notes as part of a straddle, hedge, conversion transaction, or other risk reduction or integrated investment transaction, investors in securities that elect to use a mark-to-market method of accounting for their securities holdings, individual retirement accounts or qualified pension plans, investors in pass-through entities, including partnerships and Subchapter S corporations that invest in our notes, or persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an applicable financial statement. In addition, this discussion is limited to holders who purchase the notes on original issuance at the first price at which a substantial portion of the notes is sold for cash (other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the Code). This discussion does not address the effect of any U.S. state or local income or other tax laws, any U.S. federal estate, gift or alternative minimum tax laws, any foreign tax laws or any tax treaties.

The discussion is based upon provisions of the Code, existing and proposed Treasury regulations promulgated thereunder, rulings, pronouncements, judicial decisions and administrative interpretations of the Internal Revenue Service (the IRS), all as in effect as of the date of this prospectus supplement and all of which are subject to change, possibly on a retroactive basis, at any time.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

Persons considering the purchase of the notes should consult their own tax advisors with respect to the U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes in light of their own particular circumstances, as well as the effect of any state, local, foreign and other tax laws.

U.S. Holders

The term “U.S. holder” means a holder or beneficial owner of a note that is:

•	an individual who is a citizen of the United States or who is a resident alien of the United States for U.S. federal income tax purposes;

•

a corporation, or other entity taxable for U.S. federal income tax purposes as a corporation, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If a partnership or other entity classified as a partnership for U.S. tax purposes holds notes, the tax treatment of the partnership and each partner will depend on the activities of the partnership and the status of the partner. Partnerships acquiring notes, and partners in such partnerships, should consult their own tax advisors.

Taxation of Interest

All of the notes bear interest at a fixed rate. We do not intend to issue the notes at a discount that will equal or exceed a de minimis amount of original issue discount (OID) and it is assumed for purposes of this discussion that the notes will be issued with less than a de minimis amount of OID. Accordingly, interest on a note will generally be includible in income of a U.S. holder as ordinary income at the time the interest is received or accrued, in accordance with the holder’s regular method of accounting for U.S. federal income tax purposes.

Optional Redemption

We may redeem some or all of the notes at the redemption prices discussed under the caption “Description of Notes—Optional Redemption.” We intend to take the position that the likelihood of a redemption of the notes is remote and likewise do not intend to treat the possibility of any premium payable on a redemption as affecting the yield to maturity of our notes, and that, as a result, such premium amount need not be taken into account unless and until such premium amount becomes payable, at which time such premium amount should be taxable to a U.S. holder in accordance with such U.S. holder’s method of accounting. You will be bound by our determination that these contingencies are remote unless you disclose your contrary position in the manner required by the applicable Treasury regulations. Our determination is not, however, binding on the IRS. If our position were successfully challenged by the IRS, the notes could be treated as “contingent payment debt instruments” under the Treasury regulations and a U.S. holder could be required to accrue interest on a note in excess of stated interest payments (regardless of the U.S. holder’s regular method of accounting for U.S. federal income tax purposes) at a rate equal to our “comparable yield,” and to treat as ordinary, rather than capital gain, any gain recognized on the sale, exchange, redemption or other taxable disposition of a note. This discussion assumes the notes will not be treated as contingent payment debt instruments.

Sale, Exchange, Redemption or Other Taxable Disposition of a Note

A U.S. holder will generally recognize capital gain or loss on a sale, exchange, redemption or other taxable disposition of a note measured by the difference, if any, between (i) the amount of cash and the fair market value of any property received, except to the extent that the cash or other property received in respect of a note is attributable to accrued interest on the note not previously included in income, which amount will be taxable as ordinary income, and (ii) the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note will generally equal the cost of the note to such U.S. holder.

Such capital gain or loss will be treated as a long-term capital gain or loss if, at the time of the sale or exchange, the note has been held by the U.S. holder for more than one year; otherwise, the capital gain or loss will be short-term. Non-corporate taxpayers may be subject to a lower federal income tax rate on their net long-term capital gains than that applicable to ordinary income. All taxpayers are subject to certain limitations on the deductibility of their capital losses.

Information Reporting and Backup Withholding

U.S. holders, except for certain exempt recipients, will generally be subject to information reporting and backup withholding on payments of interest, principal, gross proceeds from a disposition of notes and redemption premium, if any. However, backup withholding generally applies only if the U.S. holder:

•	fails to furnish or furnishes an incorrect social security or other taxpayer identification number within a reasonable time after a request for such information;

•	fails to report interest properly; or

•

fails, under certain circumstances, to provide a properly completed IRS Form W-9 (or a suitable substitute or successor form or such other form as the IRS may prescribe), signed under penalties of perjury, certifying that the taxpayer identification number provided is its correct number and that the U.S. holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a credit against such U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided such holder furnishes the required information to the IRS. U.S. holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption. We cannot refund amounts once withheld.

We will furnish annually to the IRS, and to record holders of the notes to whom we are required to furnish such information, information relating to the amount of interest paid and the amount of backup withholding, if any, with respect to payments on the notes.

Net Investment Income

Certain U.S. holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% tax for the relevant taxable year on the lesser of (i) the U.S. holder’s “net investment income” in the case of an individual (or “undistributed net investment income” in the case of an estate or trust); and (ii) the excess of “modified adjusted gross income” (or “adjusted gross income”, in the case of an estate or trust) over a certain threshold (which, in the case of an individual, will be between $125,000 and $250,000, depending on the individual’s circumstances). Among other items, a U.S. holder’s net investment income generally includes gross income from interest and net gain attributable to the disposition of certain property (which includes the notes), less certain deductions. U.S. holders should consult their own tax advisors regarding the possible implications of this tax in their particular circumstances.

Non-U.S. Holders

The following is a summary of the material U.S. federal income tax considerations relevant to a holder or beneficial owner of a note who is not a U.S. holder and is not a partnership, including any entity or arrangement properly classified as a partnership for U.S. federal income tax purposes (a non-U.S. holder).

Taxation of Interest

Subject to the summary of backup withholding and FATCA withholding below, payments of interest on a note to any non-U.S. holder generally will not be subject to U.S. federal income or withholding tax provided we or the person otherwise responsible for withholding U.S. federal income tax from payments on the notes receives a required certification from the non-U.S. holder and the holder is not:

•	an actual or constructive owner of 10% or more of the total combined voting power of all our voting stock;

•	a controlled foreign corporation related, actually or constructively, to us through stock ownership; or

•	receiving such interest payments as income effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States.

In order to satisfy the certification requirement, the non-U.S. holder must provide a properly completed IRS Form W-8BEN or Form W-8BEN-E, as appropriate (or substitute Form W-8BEN or Form W-8BEN-E or the appropriate successor form of either) under penalties of perjury that provides the non-U.S. holder’s name and address and certifies that the non-U.S. holder is not a U.S. person. Alternatively, in the case where a security clearing organization, bank, or other financial institution holds the notes in the ordinary course of its trade or business on behalf of the non-U.S. holder, certification requires that we or the person who otherwise would be required to withhold U.S. federal income tax receive from the financial institution a certification under penalties of perjury that a properly completed Form W-8BEN or Form W-8BEN-E, as appropriate (or substitute Form W-8BEN or Form W-8BEN-E or the appropriate successor form for either) has been received by it from the non-U.S. holder, and a copy of such form is furnished to us or the person who otherwise would be required to withhold U.S. federal income tax.

A non-U.S. holder that does not qualify for exemption from withholding under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax, currently at the rate of 30%, or a lower applicable treaty rate, on payments of interest on the notes that are not effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States.

If the payments of interest on a note are effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States), such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, such payments also may be subject to a 30% branch profits tax. If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding two sentences, such payments will not be subject to U.S. withholding tax so long as the non-U.S. holder provides us, or the person who otherwise would be required to withhold U.S. federal income tax, with the appropriate certification.

In order to claim a tax treaty benefit or exemption from withholding with respect to income that is effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder, the non-U.S. holder must provide a properly executed Form W-8BEN, Form W-8BEN-E or Form W-8ECI (or a suitable substitute or successor form or such other form as the IRS may prescribe). Under Treasury regulations, a non-U.S. holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us.

Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax or other rules different from those described above.

Sale, Exchange, Redemption or Other Taxable Disposition of a Note

Subject to the summary of backup withholding and FATCA withholding below, any gain realized by a non-U.S. holder on the sale, exchange, redemption or other taxable disposition of a note generally will not be subject to U.S. federal income tax, unless:

•

such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

Proceeds from the disposition of a note that are attributable to accrued but unpaid interest generally will be subject to, or exempt from, tax to the same extent as described above under “—Taxation of Interest” with respect to interest paid on a note.

Information Reporting and Backup Withholding

Any payments of interest to a non-U.S. holder will generally be reported to the IRS and to the non-U.S. holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the non-U.S. holder resides.

Backup withholding and certain additional information reporting generally will not apply to payments of interest with respect to which either the requisite certification, as described above under “—Taxation of Interest,” has been received or an exemption otherwise has been established, provided that neither we nor the person who otherwise would be required to withhold U.S. federal income tax has actual knowledge or reason to know that the holder is, in fact, a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

The payment of the proceeds from the disposition of the notes by or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and backup withholding unless the holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of the notes by or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a U.S. related person). In the case of the payment of the proceeds from the disposition of the notes by or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting, but not backup withholding, on the payment unless the broker has actual knowledge that the payee is a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability provided such holder furnishes the required information to the IRS.

FATCA Withholding

Under Sections 1471 through 1474 of the Code and IRS guidance issued thereunder (FATCA), a 30% U.S. federal withholding tax is generally imposed on payments of interest on a note, and, subject to the proposed regulations discussed below, will be imposed on the gross proceeds from the sale, exchange, redemption or other taxable disposition of a note, in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments to, and to collect and provide to the U.S. tax authorities substantial information regarding, U.S. account holders of such institution, (2) in the case of a non-financial foreign entity, such entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial U.S. owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. While withholding under FATCA would have applied to payments of gross proceeds from the taxable disposition (including a retirement or redemption) of a note on or after January 1, 2019, recently proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued.

Prospective investors should consult their own tax advisors regarding the possible implication of FATCA on their investment in the notes.

UNDERWRITING

Under the terms and subject to the conditions set forth in the underwriting agreement and related pricing agreement, each dated                , 2019, the underwriters named below have severally agreed to purchase and we have agreed to sell to them, the respective principal amount of the notes set forth opposite their respective names below:

Underwriter	Principal Amount of the Notes
Citigroup Global Markets Inc.	$
Wells Fargo Securities, LLC

Total	$

The underwriters have agreed to purchase the notes at an initial public offering price equal to    % of the principal amount of the notes, less a total underwriting discount of $        , for a total purchase price of $        .

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The underwriters are obligated to take and pay for all the notes if any are taken.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in respect thereof.

The underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the notes to dealers at that price less a concession not in excess of    % of the principal amount of the notes. The underwriters may allow, and such dealers may re-allow, a discount not in excess of    % of the principal amount of the notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

We estimate the expenses of this offering, not including the underwriting discount, to be approximately $        . These expenses are payable by us.

The notes are a new issue of securities with no established trading market. We have not applied for and do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes as permitted by applicable laws and regulations. However, the underwriters are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position with respect to the notes in connection with the offering, i.e., if they sell more of the notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Finally, the underwriters may reclaim selling concessions allowed to an underwriter or dealer for distributing notes in this offering, if the underwriters repurchase previously distributed notes in transactions that cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The underwriters or their respective affiliates have provided and may in the future continue to provide commercial and investment banking and other financial services for us and our affiliates in the ordinary course of business, for which they received and may continue to receive customary fees and commissions. An affiliate of Wells Fargo Securities, LLC is currently the administrative agent and a lender under our revolving credit facility. No amounts are currently outstanding under our credit facility.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and instruments of ours or our affiliates. The affiliate of Wells Fargo Securities, LLC that has a lending relationship with us routinely hedges its credit exposure to us consistent with its customary risk management policies. Typically, it would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Notice to Prospective Investors in Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of notes which are the subject of the offering contemplated by this prospectus supplement may be made to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

Additionally, the notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, MiFID II); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the PRIIPs Regulation) for offering or selling the notes or otherwise making them available to retail investors in the European Economic Area has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the European Economic Area may be unlawful under the PRIIPs Regulation.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including by Directive 2010/73/EU) and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a relevant person). Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, may not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 32 of the Securities and Futures Regulations 2005 of Singapore.

Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, all relevant persons (as defined in Section 309A of the SFA) are hereby notified that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Taiwan

The notes have not been, and will not be, registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) pursuant to applicable securities laws and regulations. No person or entity in Taiwan is authorized to distribute or otherwise intermediate the offering of the notes or the provision of information relating to the offering of the notes, including, but not limited to, this prospectus supplement and the accompanying prospectus. The notes may be made available for purchase outside Taiwan by investors residing in Taiwan (either directly or through properly licensed Taiwan intermediaries acting on behalf of such investors), but may not be issued, offered or sold in Taiwan.

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the offering, the notes or us have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement and the accompanying prospectus will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA), and the offer of the notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the notes.

T+3 Settlement.

We expect that delivery of the notes will be made to investors on or about the delivery date specified on the cover page of this prospectus supplement, which will be the third (3rd) business day following the date of this prospectus supplement (such settlement being referred to as T+3). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary markets generally are required to settle in two (2) business days (T+2), unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of this prospectus supplement will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade the notes on the date hereof or the following two (2) business days should consult their own advisors.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

This prospectus supplement is part of a registration statement we have filed with the SEC relating to the notes. The SEC allows us to “incorporate by reference” the information filed with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information filed with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC (other than any portions of the documents not deemed to be filed) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all the offered securities are sold. The documents incorporated by reference are:

•	Annual Report on Form 10-K for the year ended December 31, 2018.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

•	Current Reports on Form 8-K filed January 18, 2019, February 8, 2019, February 22, 2019, April 12, 2019 and April 15, 2019.

You may request a copy of these filings, which will be provided at no cost, by writing or telephoning us at: Investor Relations, Markel Corporation, 4521 Highwoods Parkway, Glen Allen, Virginia 23060-6148, telephone number (804) 747-0136. Our Internet address is http://www.markelcorp.com.

VALIDITY OF NOTES

Certain legal matters in connection with the notes will be passed upon for us by McGuireWoods LLP, Richmond, Virginia. The underwriters are being represented in connection with this offering by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements of Markel Corporation and subsidiaries as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

MARKEL CORPORATION

Common Shares, Preferred Shares, Debt Securities, Warrants,

Share Purchase Contracts and Share Purchase Units

From time to time, we may offer and sell:

•	common shares,

•	preferred shares,

•	debt securities,

•	warrants,

•	share purchase contracts, and

•	share purchase units.

We will file prospectus supplements and may provide other offering materials that furnish specific terms of the securities to be offered under this prospectus. The terms of the securities will include the initial offering price, aggregate amount of the offering, listing on any securities exchange or quotation system, investment considerations and the agents, dealers or underwriters, if any, to be used in connection with the sale of the securities. You should read this prospectus and any supplement or other offering materials carefully before you invest.

Our common shares are traded on the New York Stock Exchange under the symbol “MKL.”

Investing in our securities involves risks. For a description of these risks, see “Risk Factors” on page 2 of this prospectus and the Risk Factors section of our most recent Annual Report on Form 10-K and in our other reports we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 23, 2018.

MARKEL CORPORATION

General

We are a diverse financial holding company serving a variety of niche markets. Our principal business markets and underwrites specialty insurance products. We believe that our specialty product focus and niche market strategy enable us to develop expertise and specialized market knowledge. We seek to differentiate ourselves from competitors by our expertise, service, continuity and other value-based considerations. We also own interests in various businesses that operate outside of the specialty insurance marketplace. Our financial goals are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value.

We are a Virginia corporation headquartered at 4521 Highwoods Parkway, Glen Allen, Virginia 23060-6148, telephone number (804) 747-0136. We use the terms “we,” “us,” “our,” and “Markel” to refer to Markel Corporation in this prospectus.

Safe Harbor and Cautionary Statements

This prospectus contains or incorporates by reference statements concerning or incorporating our expectations, assumptions, plans, objectives, future financial or operating performance and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. There are risks and uncertainties that may cause actual results to differ materially from predicted results in forward-looking statements. Factors that may cause actual results to differ are often presented with the forward-looking statements themselves. Additional factors that could cause actual results to differ from those predicted will be discussed in our reports on Forms 10-K, 10-Q and 8-K incorporated by reference herein and in prospectus supplements and other offering materials.

By making forward-looking statements, we do not intend to become obligated to publicly update or revise any such statements whether as a result of new information, future events or other changes. You should not place undue reliance on any forward-looking statements, which speak only as at their dates.

Risk Factors

Investing in our securities involves certain risks. We have identified a number of these risks under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, which are incorporated by reference in this prospectus, as well as in other information included or incorporated by reference in this prospectus and any prospectus supplement. You should carefully consider, among other matters, the discussions of risks that we have incorporated by reference before deciding whether an investment in our securities is suitable for you. See “Where You Can Find More Information About Markel” and “Incorporation of Information We File with the SEC”.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement or other offering materials, we will use the net proceeds from the sale of securities for general corporate purposes, including acquisitions.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital consists of 50,000,000 common shares, no par value, and 10,000,000 preferred shares, no par value.

Common Shares

Our common shares are listed on the New York Stock Exchange under the symbol “MKL.”

Each holder of our common shares is entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Cumulative voting in the election of directors is not permitted. As a result, the holders of more than 50% of the outstanding shares have the power to elect all directors. The quorum required at a shareholders’ meeting for consideration of any matter is a majority of the shares entitled to vote on that matter, represented in person or by proxy. If a quorum is present, the affirmative vote of a majority of the shares voting on the matter at the meeting is required for shareholder approval. However, approval is required by the affirmative vote of more than two-thirds of all shares entitled to vote, whether or not represented at the meeting, in the case of major corporate actions, such as:

•	a merger,

•	a share exchange,

•	the dissolution of Markel,

•	an amendment to our articles of incorporation, or

•	the sale of all or substantially all of our assets.

These provisions, together with our ability to issue preferred shares with disproportionately high voting power could be used in, or have the effect of, preventing or deterring a party from gaining control of Markel, whether or not beneficial to public shareholders, and could discourage tactics that involve an actual or threatened change of control of Markel.

Subject to the rights of any holders of our preferred shares, the holders of common shares are entitled to receive dividends when, as, and if declared by the board of directors out of funds legally available for that purpose and, in the event of liquidation, dissolution or winding up of Markel, to share ratably in all assets remaining after the payment of liabilities. There are no preemptive or other subscription rights, conversion rights, or redemption or sinking fund provisions with respect to common shares. All common shares outstanding upon the consummation of any offering will be legally issued, fully paid and nonassessable.

Our transfer agent and registrar for common shares is American Stock Transfer & Trust Co., LLC.

Voting Rights with Respect to Extraordinary Corporate Transactions

Under Virginia law, a corporation may sell, lease, exchange or otherwise dispose of all, or substantially all, of its property, other than in the usual and regular course of business, if the proposed transaction is approved by more than two-thirds of all of the votes entitled to be cast on that matter. A merger or share exchange plan must be approved by each voting group entitled to vote separately on the plan by more than two-thirds of all the votes entitled to be cast on the plan by that voting group. The articles of incorporation may provide for a greater or lesser vote, but not less than a majority of all the votes cast on the transaction by each voting group entitled to vote on the transaction. Our articles of incorporation do not provide for a greater or lesser vote.

Anti-takeover Statutes

Virginia law, except as to companies that elect not to be covered, prohibits the following business combinations between a Virginia corporation and any “interested shareholder”:

•	mergers and statutory share exchanges;

•	material dispositions of corporate assets not in the ordinary course of business;

•	any dissolution of the corporation proposed by or on behalf of an interested shareholder; or

•

any reclassification, including a reverse stock split, recapitalization or merger of the corporation with its subsidiaries that increases the percentage of voting shares beneficially owned by an interested shareholder by more than 5%.

An interested shareholder of a corporation is, among others, a person who is, or an affiliate or associate of the corporation who was within three years of the transaction, a beneficial owner of more than 10% of any class of the outstanding voting shares of the corporation unless a majority of disinterested directors approved the acquisition of shares making a person an interested shareholder. Unless the affiliated transaction comes within an applicable exemption, an affiliated transaction in the three years after a person becomes an interested shareholder must be approved by the affirmative vote of a majority of the disinterested directors and by the affirmative vote of the holders of two-thirds of the voting shares other than shares beneficially owned by the interested shareholder. After three years, an affiliated transaction must be approved by the affirmative vote of the holders of two-thirds of the voting shares other than shares beneficially owned by the interested shareholder, unless the affiliated transaction is approved by a majority of the disinterested directors or meets “fair price” criteria. We have not made any election in our articles of incorporation not to be covered by this provision of the Virginia law.

Under Virginia law, voting rights for “control shares” must be approved by a corporation’s shareholders, not including the shares held by interested parties. “Control shares” are shares whose acquisition entitles the acquiror to between 1/5 and 1/3, between 1/3 and 1/2, or greater than 1/2 of a corporation’s voting power. If a shareholder has acquired control shares with a majority of all voting power and these shares have been given voting rights, all other shareholders have dissenters’ rights. Virginia law exempts from these provisions acquisitions where the corporation is a party to the governing agreement. We have not made any election not to be governed by these provisions of Virginia law. Our board of directors can elect not to be governed by these provisions at any time before four days after receipt of a control share acquisition notice.

Insurance Holding Company Regulations on Change of Control

We are regulated as an insurance holding company and are subject to state and foreign laws that restrict the ability of any person to obtain control of an insurance holding company without prior regulatory approval. Without this approval or an exemption, no person may acquire any voting security of an insurance holding company which controls an insurance subsidiary, or merge with the holding company. “Control” is generally defined as the direct or indirect power to direct or cause the direction of the management and policies of a person and is usually presumed to exist if a person directly or indirectly owns or controls 10% or more of the voting securities of another person.

Directors’ Duties

Under Virginia law, directors must discharge their duties in accordance with their good faith business judgment of the best interests of the corporation. Directors may rely on the advice or acts of others, including officers, employees, attorneys, accountants and board committees, if they have a good faith belief in their competence. Directors’ actions are not subject to a reasonable or prudent person standard. Virginia’s federal and state courts have focused on the process involved with directors’ decision-making and are generally supportive of directors if they have based their decision on an informed process. These elements of Virginia law could make it more difficult to take over a Virginia corporation than corporations in other states.

Preferred Shares

Our preferred shares are issuable in one or more series from time to time at the direction of the board of directors. The board of directors is authorized, with respect to each series, to fix its:

•	designation,

•	relative rights, including voting, dividend, conversion, sinking fund and redemption rights,

•	preferences, including with respect to dividends and on liquidation, and

•	limitations.

The board of directors, without shareholder approval, can issue preferred shares with voting and conversion rights that could adversely affect the voting power of the holders of common shares. This right of issuance could be used as a method of preventing a party from gaining control of us. All preferred shares outstanding upon the consummation of any offering will be legally issued, fully paid and nonassessable.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities which may be offered by us from time to time. We will file prospectus supplements and may provide other offering materials that will describe the specific terms of offered debt securities. In addition, the prospectus supplement or other offering materials will show a ratio of earnings to fixed charges in accordance with Securities and Exchange Commission (SEC) rules.

We may issue debt securities either separately or together with, or upon the conversion of, or in exchange for, other securities. The debt securities are to be either senior obligations of ours issued in one or more series and referred to as “senior debt securities” or subordinated obligations of ours issued in one or more series and referred to as “subordinated debt securities.” The senior debt securities and the subordinated debt securities are collectively referred to as “debt securities.” We will issue our senior debt securities under a senior indenture dated as of June 5, 2001 and our subordinated debt securities under a subordinated indenture to be entered later. The senior indenture and the subordinated indenture are sometimes referred to collectively as the “indentures” and each individually as an “indenture.” Each indenture has been or will be entered into by us and an independent third party, known as a “trustee,” who is or will be legally obligated to carry out the terms of the indenture. The Bank of New York Mellon is the trustee under our senior indenture and will be the trustee under our subordinated debt indenture. The particular terms of the offered debt securities and the extent to which the general provisions described below may apply to the offered debt securities will be described in the prospectus supplement or other offering materials.

We have summarized certain terms and provisions of the indentures. The summary is not complete. If we refer to particular provisions of the indentures, the provisions, including definitions of certain terms, are incorporated by reference as a part of this summary. The senior indenture and the form of subordinated indenture are filed as exhibits to the registration statement of which this prospectus is a part, and are incorporated by reference. The indentures are subject to and governed by the Trust Indenture Act of 1939. You should refer to the applicable indenture for the provisions that may be important to you.

The senior indenture and the subordinated indenture are substantially identical, except for certain covenants of ours and provisions relating to subordination.

General

The indentures will not limit the amount of debt securities that we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. Unless otherwise provided in a prospectus supplement or other offering materials, our senior debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be our unsecured obligations, subordinated in right of payment to the prior payment in full of all our senior indebtedness, including the senior debt securities, as described below under “Subordination of the Subordinated Debt Securities” and in the applicable prospectus supplement or other offering materials.

The applicable prospectus supplement or other offering materials will describe the terms of any debt securities being offered, including:

•	the designation, aggregate principal amount and authorized denominations;

•	the maturity date or method for determining the maturity date;

•	the interest rate, if any, and the method for calculating the interest rate;

•	the interest payment dates and the record dates for the interest payments;

•	any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

•	the places where the principal and interest will be payable;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations in which the debt securities will be issued;

•	whether the debt securities will be issued in the form of global securities, as defined below, or certificates;

•	additional provisions, if any, relating to the defeasance and covenant defeasance of the debt securities;

•

whether the debt securities will be issuable in registered form, referred to as “registered securities,” or bearer form, referred to as “bearer securities,” or both and, if bearer securities are issuable, any restrictions applicable to the exchange of one form for another and the offer, sale and delivery of bearer securities;

•

whether the debt securities will be senior debt securities or subordinated debt securities and, if subordinated debt securities, the subordination provisions and the applicable definition of “senior indebtedness”;

•	any applicable material federal tax consequences;

•	the dates on which premium, if any, will be payable;

•	any listing on a securities exchange;

•	if convertible into our common shares or preferred shares, the terms on which the debt securities are convertible;

•

the terms, if any, of any guarantee of the payment of principal of, and premium, if any, and interest on debt securities of the series and any corresponding changes to the provisions of the indenture as currently in effect;

•

the terms, if any, of the transfer, mortgage, pledge, or assignment as security for the debt securities of the series of any properties, assets, money, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act are applicable, and any corresponding changes to provisions of the indenture as currently in effect;

•	the initial public offering price; and

•	other specific terms, including covenants and any additions or changes to the events of default provided for with respect to the debt securities.

If the purchase price of any debt securities is payable in a currency other than U.S. dollars or if principal of, or premium, if any, or interest, if any, on any of the debt securities is payable in any currency other than U.S. dollars, the specific terms and other information with respect to the debt securities and the foreign currency will be specified in the applicable prospectus supplement or other offering materials.

Debt securities may be issued as original issue discount securities, as defined in the indentures, to be sold at a substantial discount below their principal amount. Original issue discount securities may include “zero coupon” securities that do not pay any cash interest for the entire term of the securities. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder upon acceleration will be determined in the manner described in the applicable prospectus supplement or other offering materials. Conditions under which payment of the principal of the subordinated debt securities may be accelerated will be set forth in the applicable prospectus supplement or other offering materials. Material federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement or other offering materials.

Under the indentures, the terms of the debt securities of any series may differ and we, without the consent of the holders of the debt securities of any series, may reopen a previous series of debt securities and issue additional debt securities of that series or establish additional terms of that series, unless otherwise indicated in the applicable prospectus supplement or other offering materials.

Covenants

Under the indentures, we will be required to:

•	pay the principal, interest and any premium on the debt securities when due;

•	maintain a place of payment;

•	deliver an officer’s certificate to the applicable trustee within 120 days after the end of each fiscal year confirming our compliance with our obligations under the applicable indenture; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

Any additional covenants will be described in the applicable prospectus supplement or other offering materials.

Registration, Transfer, Payment and Paying Agent

Unless otherwise indicated in a prospectus supplement or other offering materials, each series of debt securities will be issued in registered form only, without coupons. We may also issue debt securities in bearer form only, or in both registered and bearer form. Bearer securities will not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person other than to the offices located outside the United States of some United States financial institutions. Purchasers of bearer securities will be subject to certification procedures and may be affected by limitations under United States tax laws. These procedures and limitations will be described in the prospectus supplement or other offering materials relating to the offering of the bearer securities.

Unless otherwise indicated in a prospectus supplement or other offering materials, registered securities will be issued in denominations of $1,000 or any integral multiple thereof, and bearer securities will be issued in denominations of $5,000.

Unless otherwise indicated in a prospectus supplement or other offering materials, the principal, premium, if any, and interest, if any, of or on the debt securities will be payable, and debt securities may be surrendered for registration of transfer or exchange, at an office or agency of the trustee in the Borough of Manhattan, The City of New York, provided that payments of interest with respect to any registered security may be made at our option by check mailed to the address of the person entitled to payment or by transfer to an account maintained by the payee with a bank located in the United States. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses that may be imposed in connection with the exchange or transfer.

Unless otherwise indicated in a prospectus supplement or other offering materials, payment of principal of, premium, if any, and interest, if any, on bearer securities will be made, subject to any applicable laws and regulations, at the office or agency outside the United States as specified in the prospectus supplement or other offering materials and as we may designate from time to time. Unless otherwise indicated in a prospectus supplement or other offering materials, payment of interest due on bearer securities on any interest payment date will be made only against surrender of the coupon relating to the interest payment date. Unless otherwise indicated in a prospectus supplement or other offering materials, no payment of principal, premium or interest with respect to any bearer security will be made at any office or agency in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States, except that if amounts owing with respect to any bearer securities will be payable in U.S. dollars, payment may be made at the corporate trust office of the applicable trustee or at any office or agency designated by us in the Borough of Manhattan, The City of New York, but only if payment of the full amount of the principal, premium or interest at all offices outside of the United States maintained for this purpose by us is illegal or effectively precluded by exchange controls or similar restrictions.

Unless otherwise indicated in the applicable prospectus supplement or other offering materials, we will not be required to:

•

issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series of like tenor to be redeemed and ending at the close of business on the day of that selection;

•	register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part;

•	exchange any bearer security called for redemption, except to exchange the bearer security for a registered security of that series and like tenor that is simultaneously surrendered for redemption; or

•

issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be so repaid.

Ranking of Debt Securities; Holding Company Structure

The senior debt securities will be our unsubordinated obligations and will rank equally in right of payment with all our other unsubordinated indebtedness. The subordinated debt securities will be our obligations and will be subordinated in right of payment to all existing and future senior indebtedness, as specified in the applicable prospectus supplement or other offering materials. The prospectus supplement or other offering materials will describe the subordination provisions and set forth the definition of “senior indebtedness” applicable to the subordinated debt securities, and the approximate amount of the senior indebtedness outstanding as of a recent date.

Because we are a holding company that conducts all of our operations through our subsidiaries, our ability to meet our obligations under the debt securities is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. Payment of dividends or advances from our insurance subsidiaries may require prior regulatory notice or approval. Holders of debt securities will generally have a junior position to claims of creditors of our subsidiaries, including insureds, trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred shareholders.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a “depositary” identified in the prospectus supplement or other offering materials relating to that series. Global debt securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities, a global debt security may not be transferred except as a whole:

•	by the depositary to a nominee of the depositary;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or the nominee to a successor of the depositary or a nominee of the successor.

The specific terms of the depositary arrangement with respect to a series of global debt securities and material limitations and restrictions relating to a series of global bearer securities will be described in the applicable prospectus supplement or other offering materials.

Redemption and Repurchase

The debt securities may be redeemable at our option, in whole or in part, or may be subject to mandatory redemption through a sinking fund or otherwise, in each case upon the terms, at the times and at the redemption price together with interest as set forth in the applicable prospectus supplement or other offering materials on notice given at least 20 days before the date of redemption. Senior and subordinated debt securities may be subject to repurchase by us at the option of the holders upon the terms, at the times and at the price together with interest set forth in the applicable prospectus supplement or other offering materials.

We must repay the senior and subordinated debt securities at the option of the holders before the stated maturity date only if specified in the applicable prospectus supplement or other offering materials. Unless otherwise provided, the senior and subordinated debt securities subject to repayment at the option of the holder will be subject to repayment:

•	on the specified repayment dates; and

•	at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued to the repayment date.

For any senior or subordinated debt security to be repaid, the trustee must receive, at its office maintained for that purpose in the Borough of Manhattan, The City of New York not more than 60 nor less than 30 calendar days before the date of repayment:

•

in the case of a certificated senior or subordinated debt security, the certificated senior or subordinated debt security and the form in the senior or subordinated debt security entitled “Option of Holder to Elect Repayment” duly completed; or

•	in the case of a book-entry senior or subordinated debt security, instructions to that effect from the beneficial owner to the securities depositary, forwarded by the securities depositary.

Exercise of the repayment option by the holder will be irrevocable.

Only the securities depositary may exercise the repayment option in respect of beneficial interests in book-entry senior or subordinated debt securities. Accordingly, beneficial owners who desire repayment in respect of all or any portion of their beneficial interests must instruct the participants through which they own their interests to direct the securities depositary to exercise the repayment option on their behalf. All instructions given to participants from beneficial owners relating to the option to elect repayment will be irrevocable. In addition, at the time the instructions are given, each beneficial owner will cause the participant through which it owns its interest to transfer its interest in the book-entry senior or subordinated debt securities, or the global certificate representing the related book-entry senior or subordinated debt securities, to the trustee on the securities depositary’s records.

Conversion and Exchange

The applicable prospectus supplement or other offering materials will set forth the terms, if any, on which debt securities of any series are convertible into or exchangeable for our common shares, preferred shares, or other debt securities. The terms may include provisions for conversion or exchange, either mandatory, at the option of the holders or at our option.

Absence of Limitation on Indebtedness and Liens; Absence of Event Risk Protection

The applicable prospectus supplement or other offering materials will specify any prohibitions on the amount of indebtedness, guarantees or other liabilities that may be incurred by us and any prohibitions on our ability to create or assume liens on our property. Unless otherwise provided in a prospectus supplement or other offering materials, the indentures will not require the maintenance of any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity, and will not contain provisions which would give holders of the debt securities the right to require us to repurchase their debt securities in the event of a takeover, recapitalization or similar restructuring or change in control of Markel.

Consolidation, Merger and Sale of Assets

Each indenture generally permits a consolidation or merger, subject to specified limitations and conditions, between us and another corporation. They also permit the sale by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring corporation must assume all of our responsibilities and liabilities under the indentures including the payment of all amounts due on the debt securities and performance of the covenants in the indentures. Unless otherwise indicated in the applicable prospectus supplement or other offering materials, we must also deliver an opinion of counsel to the applicable trustee affirming our compliance with all conditions in the applicable indenture relating to the transaction. When the conditions are satisfied, the successor will succeed to and be substituted for us under the applicable indenture, and we will be relieved of our obligations under the applicable indenture and the debt securities issued under it.

Events of Default

Unless otherwise specified in the applicable prospectus supplement or other offering materials, an event of default with respect to any debt securities will include:

•	default for a period of 60 days in payment of any interest with respect to any debt security of that series;

•	default in payment of principal or any premium with respect to any debt security of that series when due upon maturity, redemption, repurchase at the option of the holder or otherwise;

•	default in deposit of any sinking fund payment when due with respect to any debt security of that series for a period of 60 days;

•

default by us in the performance, or breach, of any other covenant or warranty in the applicable indentures other than a covenant or warranty included solely for the benefit of a series of debt securities other than that particular series, which continues for 90 days after notice to us by the applicable trustee or the holders of not less than a fixed percentage in aggregate principal amount of the debt securities of all series issued under the applicable indenture;

•	specified events of bankruptcy, insolvency or reorganization on our part; or

•

any other event of default that may be set forth in the applicable prospectus supplement or other offering materials, including, but not limited to, an event of default based on other debt being accelerated, or “cross-acceleration.”

An event of default with respect to any particular series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities.

Each indenture provides that if an event of default with respect to any series of debt securities issued under the indenture has occurred and is continuing, either the relevant trustee or the holders of at least a fixed percentage in principal amount of the debt securities of the series then outstanding may declare the principal amount, or if any debt securities of the series are original issue discount securities, a specified lesser amount, of all of the debt securities of the series to be due and payable immediately. However, upon specified conditions, the declaration and its consequences may be rescinded and annulled by the holders of a majority in principal amount of the debt securities of all series issued under the applicable indenture.

The applicable prospectus supplement or other offering materials will provide the terms under which an event of default will result in an acceleration of the payment of principal of subordinated debt securities.

In the case of a default in the payment of principal of, or premium, if any, or interest, if any, on any subordinated debt securities of any series, the applicable trustee, subject to specified limitations and conditions, may institute a judicial proceeding for collection.

No holder of any of debt securities of any series issued under any indenture has any right to institute any proceeding with respect to that indenture or any remedy under that indenture, unless the holders of at least a fixed percentage in principal amount of the outstanding debt securities of that series have made a written request, and offered reasonable indemnity, to the applicable trustee to institute a proceeding as trustee, the applicable trustee has failed to institute a proceeding within 60 days after receipt of the notice and the applicable trustee has not within the 60-day period received directions inconsistent with the written request by holders of a majority in principal amount of the outstanding debt securities of the series. These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of the principal of, premium, if any, or any accrued and unpaid interest on, the debt security on or after the respective due dates expressed in the debt security.

Subject to the provisions of the applicable indenture relating to the duties of the applicable trustee, if an event of default occurs and is continuing, the applicable trustee is not under any obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless those holders have offered to the applicable trustee reasonable security or indemnity. Subject to provisions concerning the rights of the applicable trustee, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the applicable trustee with respect to that series.

The applicable trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers the withholding of notice to be in the best interests of the holders.

We are required to furnish to the trustees annually a statement as to compliance with all conditions and covenants under the indentures.

Modification and Waivers

From time to time, we, when authorized by resolutions of our board of directors, and the applicable trustee, without the consent of the holders of debt securities of any series, may amend, waive or supplement the indentures and the debt securities of the series for specified purposes, including, among other things:

•	to cure ambiguities, defects or inconsistencies;

•	to provide for the assumption of our obligations to holders of the debt securities of the series in the case of a merger, consolidation, conveyance or transfer;

•	to add to our events of default or our covenants or to make any change that would provide any additional rights or benefits to the holders of the debt securities of that series;

•	to add or change any provisions of the indenture to facilitate the issuance of bearer securities;

•	to establish the form or terms of debt securities of any series and any related coupons;

•	to secure the debt securities of that series;

•	to maintain the qualification of the indentures under the Trust Indenture Act;

•	to make any change that does not adversely affect the rights of any holder;

•	to appoint a successor trustee; or

•	to make provisions with respect to the conversion or exchange rights of holders.

Other amendments and modifications of the indentures or the related debt securities may be made by us and the applicable trustee with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding debt securities of each series that would be affected, with each series voting as a separate class; provided that no modification or amendment may, without the consent of the holder of each outstanding debt security that would be affected:

•

reduce the principal amount of, or change the stated maturity of the principal of, or reduce the rate or modify the calculation of the rate of interest of the debt securities or any additional amounts, or any premium payable upon the redemption or repayment or otherwise, or change our obligation to pay additional amounts;

•	reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity, or the amount provable in bankruptcy;

•	adversely affect the right of repayment at the option of any holder of the debt securities;

•	change the place of payment, currency in which the principal of, any premium or interest on, or any additional amounts with respect to debt securities are payable;

•

impair the right of any holder of the debt securities to institute suit for the enforcement of any payment on the debt securities or after the stated maturity, or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder of the debt securities, on or after the repayment date;

•

reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver of specified defaults hereunder and their consequences provided for in the indentures;

•	reduce the requirements of quorum or voting under the indentures;

•	make any change that adversely affects the right to convert or exchange any of the debt securities for capital stock or other securities in accordance with its terms; or

•	modify the above provisions, except as permitted by the applicable indenture.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive compliance by us with specified restrictive provisions of the relevant indenture, including other restrictive covenants, if any, that may be set forth in the applicable prospectus supplement or other offering materials. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the applicable indenture with respect to debt securities of that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on any debt securities of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of a larger fixed percentage or by the holder of each outstanding debt security of the series affected.

Satisfaction; Discharge

Except as described in this section, we may discharge all of our obligations to holders of the debt securities issued under the indentures, which debt securities have not already been delivered to the applicable trustee for cancellation and which either have become due and payable or are by their terms due and payable within one year, or are to be called for redemption within one year, by depositing with the applicable trustee an amount certified to be sufficient to pay when due the principal, interest and premium, if any, on all outstanding debt securities. However, some of our obligations under the indentures will survive, including the following:

•	remaining rights to register the transfer, conversion, substitution or exchange of debt securities of the applicable series;

•

rights of holders to receive payments of principal of, and any interest on, the debt securities of the applicable series, and other rights, duties and obligations of the holders of debt securities with respect to any amounts deposited with the applicable trustee; and

•	the rights, obligations and immunities of the applicable trustee under the applicable indenture.

Defeasance

We will be discharged from our obligations on the debt securities of any series at any time if we deposit with the applicable trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the applicable indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

Under federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related debt securities. Each holder might be required to recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the debt securities and the value of the holder’s interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. We urge prospective investors to consult their own tax advisers as to the consequences of a discharge, including the applicability and effect of tax laws other than the federal income tax law.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustees

The Trust Indenture Act contains limitations on the rights of a trustee, should it become a creditor of ours, to obtain payment of claims in some cases or to realize on some property received by it in respect of those claims, as security or otherwise. Each trustee is permitted to engage in other transactions with us and our subsidiaries from time to time, provided that if that trustee acquires any conflicting interest it must eliminate that conflict upon the occurrence of an event of default under the relevant indenture, or else resign.

The Bank of New York Mellon is the trustee under our senior indenture and will be the trustee under our subordinated indenture. We and certain of our affiliates maintain deposit accounts and banking relationships with The Bank of New York Mellon and its affiliates. Affiliates of The Bank of New York Mellon have purchased, and may purchase in the future, our securities and securities of our affiliates. The Bank of New York Mellon administers its corporate trust business at 101 Barclay Street, 7W ATTN: Corporate Trust Administration, New York, New York 10286.

Subordination of the Subordinated Debt Securities

Each series of subordinated debt securities will be subordinate and junior in right of payment, to the extent set forth in the applicable indenture, to all senior indebtedness as defined below. If:

•	we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;

•	a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any senior indebtedness; or

•	the maturity of any senior indebtedness has been accelerated because of a default on that senior indebtedness;

then the holders of senior indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that senior indebtedness, and, in the case of the second and third instances, of all amounts due on that senior indebtedness, or we must make provision for those payments, before the holders of any subordinated debt securities have the right to receive any payments of principal or interest on their subordinated debt securities.

Senior indebtedness means, with respect to any series of subordinated debt securities, the principal, premium, interest and any other payment in respect of any of the following:

•	all of our indebtedness for borrowed or purchased money whether or not it is evidenced by notes, debentures, bonds or other written instruments;

•	our obligations for reimbursement under letters of credit, banker’s acceptances, security purchase facilities or similar facilities issued for our account;

•	capitalized lease obligations;

•

any of our other indebtedness or obligations with respect to derivative contracts, including commodity contracts, interest rate, commodity and currency swap agreements and other similar agreements or arrangements; and

•	all indebtedness of others of the kinds described in the preceding categories which we have assumed or guaranteed.

Senior indebtedness will be entitled to the benefits of the subordination provisions in the subordinated indenture irrespective of the amendment, modification or waiver of any term of the senior indebtedness. We may not amend the subordinated indenture to change the subordination of any outstanding subordinated debt securities without the consent of each holder of senior indebtedness that the amendment would adversely affect.

The subordinated indenture does not limit the amount of senior indebtedness that we may issue.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common shares, preferred shares or debt securities. Warrants may be issued independently or together with debt securities, preferred shares or common shares offered by any prospectus supplement or other offering materials and may be attached to or separate from any of the offered securities. Each warrant will entitle the holder to purchase the number of common shares or preferred shares or principal amount of debt securities, as the case may be, at the exercise price and in the manner specified in the prospectus supplement or other offering materials relating to those warrants. Warrants will be issued under one or more warrant agreements to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. If we offer warrants, we will file the warrant agreement relating to the offered warrants as an exhibit to, or incorporate it by reference in, the registration statement of which this prospectus is a part. The prospectus supplement or other offering materials relating to a particular issue of warrants will describe the terms of the warrants.

DESCRIPTION OF SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS

We may issue contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of common shares at a future date or dates, which we refer to in this prospectus as share purchase contracts. The price per common share and the number of common shares may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula set forth in the share purchase contracts. The share purchase contracts may be issued separately or as part of units consisting of a share purchase contract and beneficial interests in debt securities, preferred shares or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase common shares under the share purchase contracts, which we refer to in this prospectus as share purchase units. The share purchase contracts may require us to make periodic payments to the holders of the share purchase units or vice versa, and these payments may be unsecured or refunded on some basis. The share purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

The applicable prospectus supplement or other offering materials will describe the terms of the share purchase contracts or share purchase units, including, if applicable, collateral or depositary arrangements, relating to the share purchase contracts or share purchase units.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under the shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide a prospectus supplement and may provide other offering materials that will contain specific information about the terms of that offering. The prospectus supplement or other offering materials may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement or other offering materials, together with the additional information described under the heading “Where You Can Find More Information About Markel.”

This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date on the front of each document.

WHERE YOU CAN FIND MORE INFORMATION ABOUT MARKEL

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, which requires us to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our file number with the SEC is 001-15811. You may read and copy any document that we file at the Public

Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. You may also inspect our filings over the Internet at the SEC’s home page at http://www.sec.gov.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information and the information in the prospectus. We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2017;

•	our Current Reports on Form 8-K filed February 6, 2018 and February 23, 2018;

•	the description of our common shares contained in our Form 8-A filed on April 7, 2000 under Section 12(b) of the Securities Exchange Act of 1934; and

•	all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of this offering.

You may request a copy of these filings at no cost, by writing or telephoning the office of Investor Relations, Markel Corporation, 4521 Highwoods Parkway, Glen Allen, Virginia 23060, telephone: (804) 747-0136, or e-mail at bkay@markelcorp.com.

LEGAL MATTERS

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by McGuireWoods LLP. Underwriters, dealers or agents, if any, who we will identify in a prospectus supplement and other offering materials, may have their counsel pass upon certain legal matters in connection with the securities offered by this prospectus.

EXPERTS

The consolidated financial statements of Markel Corporation and our subsidiaries as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$

MARKEL CORPORATION

    % Senior Notes due

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Citigroup

Wells Fargo Securities

                , 2019